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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 2004

REGISTRATION STATEMENT NO. 0-00000

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No.    )

IWT TESORO CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	5000 (Primary Standard Industrial Classification Code Number)	91-2048019 (I.R.S. Employer Identification Number)

IWT TESORO CORPORATION
191 POST ROAD WEST, SUITE 10
WESTPORT, CT 06880
(203) 221-2770
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)	HENRY J. BOUCHER, JR.
IWT TESORO CORPORATION
191 POST ROAD WEST, SUITE 10
WESTPORT, CT 06880
(203) 221-2770
(Name, address, including zip code, and telephone number,
including area code, of agent of service)

COPIES TO
 GAYLE COLEMAN, ESQ.
RADER AND COLEMAN, P.L.
2101 N.W. BOCA RATON BLVD, SUITE 1
BOCA RATON, FLORIDA 33431
(561) 368-0545

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $.001	10,051,500	$3.00(1)	$30,154,500	$3,820.58

Common stock, par value $.001	100,000	$7.00(2)	$700,000	$88.69

Common stock, par value $.001	199,500	$3.75(3)	$748,125	$94.79

Total	10,351,000		31,602,625	$4,004.04

(1)
Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The average of the bid and ask price on September 21, 2004 was $3.00 per share.

(2)
Based on the greater of the exercise price of $7.00 per share or the average of the bid and ask price on September 21, 2004, which was $3.00 per share.

(3)
Based on the greater of the exercise price of $3.75 per share or the average of the bid and ask price on September 21, 2004, which was $3.00 per share.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNDER THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2004

PROSPECTUS

IWT TESORO CORPORATION

10,351,000 Shares of Common Stock

        This prospectus relates to the resale up to 10,351,000 shares of our common stock by the selling stockholders we identify in this prospectus. The shares being registered include

  •
  10,051,500 shares, of which 9,858,500 shares offered by certain Tesoro Executive Officers and Directors and 193,000 shares offered by non-affiliated stockholders; and

  •
  299,500 shares underlying warrants, of which 199,500 currently have an exercise price of $3.75 per share and the remaining 100,000 have a $7.00 per share exercise price.

        The selling stockholders may offer and sell all or a portion of their common stock at prices then prevailing or relating to the then current market price or at negotiated prices.

        We will not receive any of the proceeds from the sales of these shares. We may receive proceeds from the exercise of the warrants if the selling stockholders elect to exercise. Any proceeds we receive will be used for general corporate purposes.

        Any selling stockholder and any broker-dealer exercising selling orders on their behalf may be considered to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, in which every commissions received by such broker-dealer may be deemed to be underwriting commissions. We include a more complete description of the methods of distribution that the selling stockholders may use in the section headed "Plan of Distribution" beginning on page 5.

        Our common stock currently is quoted on the Over The Counter (OTC) Bulletin Board under the symbol "IWTT.OB." On September 21, 2004, the last average of the last bid and ask price was $3.00 per share. Our stock trades on a very limited and sporadic basis.

        These are speculative securities. Investment in the common stock offered in this prospectus involves a high degree of risk. You may lose your entire investment. Consider carefully the "Risk Factors" beginning on Page 5 before investing.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. Any representation to the contrary is a criminal offence.

        This Prospectus is not an offer to buy or sell these securities in any state where the offer or sale is not permitted.

THE DATE OF THIS PROSPECTUS IS                        , 2004.

        You should rely only on the information contained in this prospectus. No one is authorized to provide any information different from that contained in this prospectus. This prospectus is not an offer to sell and it is not seeking an offer to buy these shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the prospectus date, regardless of the time the prospectus is delivered. Unless we state otherwise, references to the "Company", "Tesoro", "we", "us" and "our" refer to IWT Tesoro Corporation, a Nevada corporation.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that is important to your investment decision. You should read the following summary together with the entire prospectus, including, among other sections including Risk Factors, Risk Factors, our Business description, as well as our financial statements, and the related notes.

Our Business Summary

        Through our wholly owned subsidiary, International Wholesale Tile, we provide ceramic floor and wall covering products (primarily ceramic, porcelain and stone tile) to the new construction and remodeling industries for commercial and residential marketplaces. We distribute our products through four distinct channels:

  •
  Independent dealers and stocking distributors

  •
  Major home center distributors

  •
  Buying groups and design centers for Builders

  •
  Regional wholesalers

        We purchase our products largely from foreign manufacturers. Our primary source of revenue is from selling hard flooring materials. Our principal costs relate to acquiring, warehousing and delivering our products. While we sell our products throughout the United States, the majority of our sales are currently in the Southeast. On a consolidated basis, we had net sales in 2003 (audited) of $32.7 million and a net loss (audited) of $195,000. For the six months ended June 30, 2004 we had net sales (unaudited) of $21.2 million and net profits (unaudited) of $177,000.

Our Goal and Objectives

        Tesoro's goal is to build a sustainable national market, value added reseller company capable of delivering our products in three business days within our chosen markets. In order to attain this goal, we believe we must achieve the following objectives:

  •
  Expand geographically into the four additional major market centers for our products, which includes

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  establishing sub-distribution centers in the Southwest, West, Midwest and Northeast,

  •
  creating dealer networks in each quadrant,

  •
  acquiring or starting up one new territory per year, and

  •
  expanding value added services, consistent with the central focus of providing building products through a network of independent dealers and distributors;

  •
  Deepen our current customer base penetration by increasing our market share with current dealer customers, providing customer incentives, and creating a buying group for IWT customers;

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  Maintain the high level of customer service and satisfaction currently enjoyed;

  •
  Provide adequate capital to support the inventory levels our customers expect by raising additional capital through debt and equity financing as required, to fund growth within a prudent debt equity relationship;

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  Continue to strengthen relationships with suppliers;

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  Ensure a continuous flow of high quality, current design and competitively priced products by increasing our involvement in the manufacturing of products; and

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  Provide an above average return for our stockholders while maintaining gross margins, expanding valued added services, and improving pre-tax earnings as a percentage of sales

Our Market

        Italian tile and stone have a rich history that dates back thousands of years. The Greeks constructed temples and ornate statuary with it. The Romans used it to pave their halls of power. The enduring quality that these fine stones have brought to the magnificent palaces and villas of Europe, are now in high demand in the United States.

        It is this expression of style and grace that has made tile and stone a sought-after design material in building and remodeling projects across America, the fourth largest consumer of tile in the global market representing about 20% of global consumption. While the United States consumes 20% of the global production, on a per capita basis the United States lags far behind the European community (Europeans consume an average of 55 square feet per year compared to seven square feet per year for Americans). Coupled with the robust housing and general construction markets in the United States, this gap in per capita consumption has the Italian and Spanish manufacturers searching for ways to fill a perceived vacuum.

        From 1998 to 2003, the United States tile market grew 30% to more than $2.5 billion. In the past seven years, ceramic and porcelain tile usage in America has doubled from 1.42 billion square feet in 1996 to 2.86 billion square feet in 2003. In 2003, average imported tile prices posted their first gain in eleven years, pressured by the rising relative value of the Euro.

Our Business Information

        Our principal executive offices are located at 191 Post Road West, Suite 10, Westport, Connecticut 06880. Our telephone number is: (203) 221-2770 and our website is http://www.iwttesoro.com. Information contained on our web site is not part of this prospectus

The Offering

        This prospectus covers up to 10,351,000 shares of common stock to be sold by the selling stockholders identified in this prospectus.

Shares to be offered by the selling stockholders	10,351,000 shares
Offering price	Determined at the time of sale by the selling stockholders
Common stock outstanding prior to the offering	11,696,102 shares
Common stock outstanding following this offering if all shares are sold	11,995,602 shares(1)
Common stock owned by the selling stockholders following this offering if all shares are sold	475,336 shares(2)
Use of Proceeds	All proceeds of this offering will be received by the selling stockholders for their own accounts. We will receive the exercise price of all warrants exercised, which will be used for working capital.
Risk Factors	You should read the "Risk Factors" section beginning on page 5, as well as other cautionary statements contained throughout this prospectus, before investing in shares of our common stock.
OTC Bulletin Board Symbol(3)	IWTT

(1)
This amount includes full exercise of all warrants being registered by the selling stockholders and sale of the resulting shares of common stock during the effectiveness of the registration statement that includes this prospectus. The selling stockholders are not required to exercise their warrants or sell their shares. The number does not include the exercise of any other warrants or options.

(2)
This number assumes that the selling stockholders will sell all of their shares available for sale during the effectiveness of the registration statement that includes this prospectus. The selling stockholders are not required to sell their shares. See "Plan of Distribution."

(3)
Some quotation services add an ".OB" after our symbol to denote listing on the OTC Bulletin Board.

SUMMARY FINANCIAL DATA

	(Audited) Years Ended December 31,			(Unaudited) Six Months Ended June 30
	2003 restated	2002	2001	2004	2003
OPERATIONS DATA:
REVENUES	$32,659,546	$25,387,708	$19,626,819	$21,172,404	$15,239,624
Cost of Goods Sold:	(19,814,514)	(15,268,535)	(12,629,138)	(12,954,820)	(9,091,608)

OPERATING EXPENSES:
Operating & Organizational Costs	11,225,292	6,815,149	4,706,533	6,776,250	4,535,671
General and administrative	749,054	637,202	271,440	547,149	334,902
Depreciation & Amortization Expense	634,984	422,435	317,852	450,638	295,127

INCOME FROM OPERATIONS:	235,702	2,244,387	1,701,856	443,547	982,316

OTHER INCOME/(EXPENSES)
Interest Expense	(480,139)	(328,920)	(424,527)	(261,377)	174,581
Other Income/(Expense)	(15,424)	(15,788)	9,789	30,276	(9,135)

INCOME (LOSS) BEFORE INCOME TAX	(259,861)	1,899,678	1,287,118	212,446	798,600
INCOME TAXES—BENEFIT/(EXPENSES)	64,455	34,348	0	(35,600)	(129,000)

NET INCOME (LOSS)	$(195,406)	$1,934,027	$1,287,118	$176,846	$669,600

Basic Net Income (Loss) per Share	$(.02)	$.19	$.14	$.02	$.06
Diluted Net Income (Loss) per Share	(.02)	.19	.14	.01	.06

Basic Average Number of Shares Outstanding	11,197,665	10,845,775		11,654,363	11,142,691
Weighted Average Number of Shares Outstanding	11,509,028	10,845,775	9,000,000	11,791,795	11,485,873

RISK FACTORS

        Investing in our common stock involves high risk. You should carefully consider the following important risk factors and the other information contained in this prospectus before investing in our stock. The price of our common stock could decline because of any of these risks, and you could lose all or part of your investment. You also should read and consider the other information included in this prospectus, including the financial statements and related notes. If any of the events described here occur, our business prospects, financial condition and operating results could be materially affected in a negative manner.

COMPANY RISKS

As to Tesoro:

WE WILL LIKELY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE FOR ACQUISITIONS AND GROWTH. IF WE CANNOT SECURE ADDITIONAL FUNDS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS.

        Future events such as the problems, delays, expenses and difficulties frequently encountered by wholesale tile and ceramics distributors like us, may lead to increased costs that could make it difficult for us to succeed with our objectives. To raise additional capital, we may sell additional equity securities, accept debt financing, or obtaining financing through a bank or other entity. There is no limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to debt. If we need to obtain additional financing, it may not be available or it may not be available on terms acceptable to us. Likewise, an offering of our securities may not be successful. If additional funds are raised through issuing additional stock, the value of our outstanding stock may be significantly diluted.

        Our future capital requirements will depend upon many factors, including the following:

  •
  The magnitude of the inventory we must carry to adequately support our customers;

  •
  The volume of sample material and product we must have in place with our customers to help merchandise our products;

  •
  The number of different product variations demanded by our customers

  •
  Currency fluctuations, particularly with respect to the Euro Dollar against the U.S. Dollar;

  •
  The rate at which we expand our operations; and

  •
  The occurrence, timing, size and success of acquisitions.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE, WHICH COULD RESULT IN A LOWER PRICE FOR OUR COMMON STOCK.

        Our quarterly results may be affected by a variety of factors, some of which are beyond our control, including, for example, the following:

  •
  Introducing new products or pricing programs by our competitors;

  •
  Increased transportation costs;

  •
  Increases in selling and marketing expenses, as well as other operating expenses;

  •
  Economic conditions specific to our industry; and

  •
  Costs and risks associated with potential acquisitions.

        Of these conditions, the 1st, 2nd and 4th factors are largely beyond our control.

GENERALLY, WE MUST PAY ALL COSTS AND EXPENSES INCURRED WITH DEFENDING ANY ACTIONS ALLEGED AGAINST ANY OF OUR DIRECTORS.

        Our articles of incorporation and bylaws provide that we may indemnify our Officers and Directors against losses sustained or liabilities incurred arising from any transaction in that Officer's or Director's respective managerial capacity unless that Officer or Director

  •
  violates a duty of loyalty,

  •
  did not act in good faith,

  •
  engages in intentional misconduct or knowingly violated the law, or

  •
  derives an improper benefit from the transaction.

        Additionally, we have also entered into separate indemnity agreements with each of our Executive Officers and Directors to provide added protection unless that person committed any of the prohibited acts described above. Any obligations we incur defending any such actions could adversely affect our cash flow and profitability.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN CERTAIN PROVISIONS THAT COULD HINDER A CHANGE IN OUR CORPORATE CONTROL.

        Certain provisions of our articles and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable to our stockholders. Only our Directors may call annual stockholder meetings and only our Directors, Officers or stockholders holding not less than a majority of all shares entitled to vote may call a special stockholder meeting, Likewise, our bylaws require notice procedures with regard to stockholder proposals and nominations of candidates for electing Directors are required. Furthermore, vacancies on our Board, including newly created Directorships, may be filled by a majority of our Directors then in office and not by our stockholders.

FAILING TO IDENTIFY SUITABLE ACQUISITION CANDIDATES, TO COMPLETE ACQUISITIONS AND TO INTEGRATE THE ACQUIRED OPERATIONS SUCCESSFULLY COULD ADVERSELY AFFECT OUR BUSINESS STRATEGY AND OPERATIONS.

        As part of our business strategy, we intend to acquire complementary businesses. Although we regularly evaluate acquisition opportunities, we may not be able to:

  •
  Successfully identify suitable acquisition candidates;

  •
  Obtain sufficient financing on acceptable terms to fund acquisitions;

  •
  Complete acquisitions; or

  •
  Profitably manage acquired businesses.

        Additionally, acquired operations may not achieve levels of sales, operating income or productivity comparable to those of our existing operations, or perform as expected. Acquisitions may also involve a number of special risks, some or all of which could have a material and adverse effect on our business, operating results and financial condition. Among these risks are:

  •
  Being unable to integrate operations, systems and procedures and to eliminate redundancies and excess costs effectively;

  •
  Diverting management's attention and resources; and

  •
  Difficulty retaining and training acquired key personnel.

WE MAY BE UNABLE TO OBTAIN PRODUCTS ON A TIMELY BASIS, WHICH COULD MATERIALLY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

        We currently do not manufacture any of the products we distribute. Our business depends primarily upon a continuous supply of material from third party suppliers. We currently obtain our products from one domestic and 40 foreign manufacturers. While we believe this large group of suppliers insulates us from the effect of any one supplier, international supply relationships are sensitive to geo-political situations beyond our control. In particular, we depend on suppliers in Italy and Spain and any disruption in this supply chain could put us in a difficult position. However, any extended interruption in product supply would disrupt our operations, which could adversely affect our business, financial condition and operating results.

BECAUSE WE DO NOT CARRY ANY INSURANCE ON PRODUCTS IN TRANSIT, WE RISK LOSING ENTIRE SHIPMENTS.

        Title to our products transfers either at the port of the originating country or at the foreign factory in the case of inventories hold for direct shipment to our customers. We self-insure in the event of loss after title is taken. We only ship between ten and twenty containers at any one time. We currently estimate that our current maximum exposure for loss would be approximately $150,000. Because we often place special orders on behalf of our customers, if any shipments were lost or damaged, our clients would not be able to receive their product in a timely fashion, which, in turn, could adversely affect our relationship with those customers. To date, we have only incurred minimal losses with respect to products that have been lost after we acquired title.

IF THE CONFLICT IN THE MIDDLE EAST ESCALATES, WE MAY HAVE DIFFICULTY OBTAINING PRODUCTS FROM CERTAIN FOREIGN MANUFACTURERS.

        To date, we have not been adversely affected in any material way by conflicts in the Middle East. We have not had problems obtaining product from Turkey, although minor problems with product from Dubai have occurred. However, we purchase only limited product from Dubai manufacturers and can obtain substitute products, if necessary. Protest strikes in the European Union countries such as Spain and Italy may slightly delay shipping of products, but to date, these delays have been very minor.

WE MAY BE UNABLE TO PASS ON TO OUR CUSTOMERS INCREASES IN TRANSPORTATION COSTS, WHICH COULD HAVE A MATERIAL EFFECT ON OUR PROFITABILITY.

        Significant increases in transportation costs could adversely effect on our operating margins and our business, financial condition and operating results. Although we generally attempt to pass on increases in the costs to our customers, our ability to do so is, to a large extent, depends on the rate and magnitude of any increase, as well as competitive pressures and market conditions for our products. There have been, in the past and may be in the future, periods of time during which increases in this cost cannot be recovered. During these periods, our profitability could be adversely affected. Likewise, the outbound transportation costs differ depending on how far our products are to be shipped, which may not always be passed on to our customers.

IF WE GROW TOO QUICKLY, WE COULD ENCOUNTER PROBLEMS RELATED TO INCREASED CUSTOMER DEMANDS ON OUR LIMITED RESOURCES.

        Rapid growth would place a significant strain on our managerial, operational, financial and other resources. Our systems, procedures, controls and management resources may not be adequate to support our future operations. Future growth will require us to

  •
  implement additional management information systems,

  •
  develop further our operating, administrative, financial and accounting systems, and

  •
  maintain close coordination between departments.

        If we cannot manage our growth, we could limit our ability to capitalize on new business opportunities that may arise or to implement our business plan or attain our objectives. Additionally, we cannot assure anyone that our personnel, systems and controls will be adequate to support future growth. Our inability to manage growth or to maintain the quality of our products and services could cause us to lose customers and could significantly increase our operating expenses.

WE DEPEND ON OUTSIDE DISTRIBUTORS FOR PRODUCT SALES.

        We sell our products primarily through a network of dealers and sub-distributors. Our distributors do not have a minimum sales requirement and are independent contractors. If we do not competitively price our products or if the quality of the products is substandard, our distributors may fail to aggressively market our products for us. If our distributors do not successfully sell our products, then our revenue and profits may not materialize.

IF WE ARE UNABLE TO RETAIN OUR MANAGEMENT TEAM, OUR BUSINESS OPERATIONS AND OUR GROWTH OBJECTIVES MAY BE ADVERSELY AFFECTED.

        Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of Henry J. Boucher, Jr., our Chief Executive Officer, Forrest Jordan, our Chief Financial Officer and Senior Vice President, and Paul F. Boucher and Grey Perna who also are Senior Vice Presidents, as well as other of our management members. While we do have written employment agreements with each of these individuals, we currently do not have employment agreements with all our employees. The loss of the services of any of these individuals may have a material adverse effect on our business, financial condition and operating results. We may not be able to maintain and achieve our growth objectives should we lose any or all of these individuals' services.

FUTURE EXCHANGE RATE FLUCTUATIONS OR INFLATION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

        We import most of the product we sell from countries whose currency is the Euro Dollar. We currently write purchase contracts and pay for materials in U. S. dollars. However, the manufacturing facilities pay all their expenses in their country's currency. This means that we realize a benefit when a country's currency devalues against the U.S. dollar, although that country's inflation rate or internal expenses may offset this benefit. Any future increases in a country's inflation rate, which are not offset by devaluation of their currency, may negatively impact our operating results. To the extent that a foreign country's currency appreciates against the U.S. dollar, there could be a material adverse effect on our business, financial condition and operating results.

INDUSTRY RISKS

THE CERAMIC, FLOOR AND WALL TILE INDUSTRY IS CYCLICAL AND PROLONGED DECLINES IN RESIDENTIAL OR COMMERCIAL CONSTRUCTION ACTIVITY COULD ADVERSELY AFFECT OUR BUSINESS.

        Our industry depends on residential and commercial construction activity, including both new construction, as well as remodeling. New construction activity and remodeling to a lesser degree, is cyclical in nature and a prolonged decline in residential or commercial construction activity could have a material adverse effect on our business, financial condition and operating results. Construction activity is significantly affected by numerous factors, all of which are beyond our control, including, among others,

  •
  national and local economic conditions;

  •
  interest rates;

  •
  housing demand;

  •
  employment levels;

  •
  changes in disposable income;

  •
  financing availability;

  •
  commercial rental vacancy rates;

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  seasonal weather conditions;

  •
  federal and state income tax policies; and

  •
  consumer confidence.

        The U.S. construction industry has experienced significant downturns in the past, which have adversely affected suppliers to the industry, including suppliers of ceramic and tile floor coverings. The industry could experience similar downturns in the future, which could have a negative impact on our business, financial condition and operating results.

WE FACE INTENSE COMPETITION IN THE CERAMIC FLOOR AND WALL TILE INDUSTRY, WHICH COULD DECREASE DEMAND FOR OUR PRODUCTS AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY.

        The industry is highly competitive. We face competition from a large number of domestic and foreign importers and independent distributors of floor covering products. Some of our existing and potential competitors may be larger and have greater resources and access to capital than we do. Maintaining our competitive position may require us to make substantial investments in our product design efforts, distribution network and sales and marketing activities. Competitive pressures may also result in decreased demand for our products and in the loss of market share. In addition, we face, and will continue to face, pressure on sales prices of our products from competitors, as well as from large customers. As a result of any of these factors, there could be a material adverse effect on our sales and profitability. Hard flooring products also face competition from alternative products such as carpet and vinyl. Changes in customer attitudes toward hard flooring and wall covering materials could also adversely affect our ability to market and sell our products profitably.

INVESTMENT RISKS

THE SHARES AVAILABLE FOR SALE IMMEDIATELY BY THE SELLING STOCKHOLDERS COULD SIGNIFICANTLY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

        A total of 10,351,000 shares of our common stock are being registered for resale under this prospectus, which represents more than 84% of our outstanding common stock, of which our Executive Officers and Directors hold more than 82%. Certainly, the market price of our common stock could drop if substantial amounts of shares are sold in the public market. A drop in the market price could reduce the value of any investment in us and could require us to issue more stock than we otherwise would to raise capital. However, because our Executive Officers and Directors registering their shares are subject to a 1% volume limitation in a 90-day period, as well as by Tesoro's insider trading policy, sales by these individuals in substantial amounts are greatly limited.

WE MAY ISSUE MORE SHARES OF OUR COMMON STOCK IN THE FUTURE. THIS WOULD REDUCE INVESTORS PERCENTAGE OF OWNERSHIP AND MAY REDUCE OUR SHARE VALUE.

        Our articles of incorporation authorize our issuing up to 100.0 million shares of common stock and 25 million shares of preferred stock. If we issue all or part of our remaining authorized common stock or preferred stock, depending on its terms, the percentage of common stock held by existing stockholders would be diluted. We may value any stock issued in the future on an arbitrary basis. Issuing common or preferred stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on the value of our shares.

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR STOCK AND DO NOT INTEND TO IN THE NEAR FUTURE, A PURCHASER OF OUR STOCK WILL ONLY REALIZE A GAIN ON HIS OR HER INVESTMENT IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES.

        We have never paid, and do not intend to pay, any cash dividends on our common stock in the current year. Therefore, an investor in this offering, in all likelihood, will only realize a profit on his investment, in the short term, if the market price of our common stock increases in value.

SECURITIES TRADED ON THE OTC BULLETIN BOARD ARE GENERALLY THINLY TRADED AND AN ACTIVE MARKET MAY NEVER DEVELOP.

        Our common stock trades on the OTC Bulletin Board. Shares traded in the OTC market are generally bought and sold in small amounts, highly volatile and not usually followed by analysts. You may therefore have difficulty selling your shares in the resale market.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

        Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

"PENNY STOCK" REGULATIONS MAY IMPOSE RESTRICTIONS ON MARKETABILITY OF OUR STOCK.

        The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or NASDAQ and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since our securities are currently included on the OTC Bulletin Board and are trading at less than $5.00 per share at any time, our stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors generally include investors that have assets in excess of $1,000,000 or an individual annual income exceeding $200,000, or together with the investor's spouse, a joint income of $300,000. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the securities and must receive the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell your shares.

A SMALL NUMBER OF STOCKHOLDERS WILL STILL OWN MOST OF OUR COMMON STOCK.

        Upon completing this offering, existing stockholders will still own 100% of our outstanding common stock. Those persons who are Officers, Directors or who own more than 5% of our common stock will hold approximately 85.5% of our stock. Our management will continue to control most matters requiring approval by our stockholders. As a result, management acting together have the ability to control substantially all matters submitted to our stockholders for approval, including electing and removing Directors and any merger, consolidation, takeover or other business combination involving us, and to control our management and affairs. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control in an acquisition or takeover.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the sale of the shares of common stock by the selling shareholders. When all or a portion of the warrants held by the selling shareholders are exercised, we will receive the proceeds from the exercise of those warrants to the extent that the exercise price is paid in cash. However, the warrants held by the selling shareholders may be exercised through a cashless exercise, in which event, we will not receive any proceeds from the exercise. If the warrants being registered pursuant to this Prospectus are exercised, we will receive $1,448,125, which we intend to use for working capital and other general corporate purposes.

MARKET PRICE AND DIVIDEND INFORMATION

Market Information

        We have been filing periodic reports with the Securities and Exchange Commission since October 2000. Our common stock has been trading on the OTC Bulletin Board since December 17, 2003 under the symbol "IWTT" on a limited and sporadic basis and there is no established public trading market for our common stock nor may there every be. For the periods indicated, the following table presents the range of high and low sale prices for the common stock as reported by the OTC Bulletin Board.

2003	High Bid	Low Bid
December 17— January 31	$6.50	$6.00

2004	High Bid	Low Bid
First Quarter	$6.25	$5.00
Second Quarter	$5.25	$4.00
July 1—September 21	$4.25	$2.25

        The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock", for purposes relevant to Tesoro, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require

  (i)
  that a broker or dealer approve a person's account for transactions in penny stocks, and

  (ii)
  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

        In order to approve a person's account for transactions in penny stocks, they must

  (i)
  obtain financial information and investment experience and objectives of the person, and

  (ii)
  make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

        The broker or dealer must also deliver, prior to any transaction in a penny stock a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form,

  (i)
  sets forth the basis on which the broker or dealer made the suitability determination, and

  (ii)
  that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

        Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

(b)
Our Stockholders

        At August 31, 2004, 11,696,102 shares of common stock were outstanding, which were held by approximately 236 stockholders of record.

(c)
Our Dividend Policy

        We have never paid, and do not intend to pay, any cash dividends on our common stock in the current year. Therefore in all likelihood, an investor in this offering will only realize a profit on his investment, in the short term, if the market price of our common stock increases in value.

(d)
Securities Authorized to be Issued upon our Equity Compensation Plans

Equity Compensation Plan Information

	Number of Securities to be issued upon Exercise of Outstanding options, warrants and rights	Weighted-average Exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities in column)
Equity compensation plans approved by stockholders	306,668		3,568,832
Equity compensation plans not approved by stockholders	0	0	0

Total	306,668		$3,568,832	(1)

(1)
Tesoro's Stock Incentive Plan includes the right to grant options and to issue restricted stock and the Plan was approved by Tesoro's then sole stockholder in December 2001. This number reflects 124,500 restricted shares that have been issued all pursuant to the Plan through December 31, 2003. In January 2004, all the shares underlying the Plan were registered pursuant to a registration statement on Form S-8 and those shares already issued were registered for resale, all pursuant to a registration statement on Form S-8.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

        Some of the statements made in our Prospectus Summary, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations, Description of Business and elsewhere in this Prospectus constitute "forward-looking statements". For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward- looking statements.

        These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Forward-looking statements involve assumptions and describe our plans, strategies, and expectations. This prospectus contains forward-looking statements that address, among other things,

  •
  our business and financing plans;

  •
  regulatory environments in which we operate or plan to operate; and

  •
  trends affecting our financial condition or results of operations, the impact of competition, the start-up of certain operations, roll out of products and services and acquisition opportunities.

        Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements (Cautionary Statements) include, among others,

  •
  our ability to raise capital;

  •
  our ability to continue distributing our products;

  •
  our ability to provide our products at competitive rates;

  •
  our ability to execute our business strategy in a competitive environment;

  •
  our degree of financial leverage;

  •
  regulatory considerations and risks related to international economics,

  •
  risks related to market acceptance and demand for our products and services;

  •
  our dependence on third party suppliers;

  •
  the impact of competitive services; and

  •
  other risks referenced from time to time in our SEC filings.

        We believe that the assumptions and expectations reflected in this prospectus are reasonable, based on information available to us on the date of this prospectus. However, we cannot assure anyone that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have discussed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are qualified by these factors. We assume no obligation to update forward-looking statements or reflect unanticipated future events.

SELECTED FINANCIAL INFORMATION

        The statement of income data and balance sheet data for and as of the end of the years ended December 31, 2003, 2002, 2001, 2000 and 1999 are derived from our audited Financial Statements. The statement of income data and balance sheet data for the six months ended June 30, 2004 and June 30, 2003 are unaudited; however, such information reflects all adjustments consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for a fair statement of financial position and results for the interim periods.

        The historical results presented below are not necessarily indicative of the results to be expected for any future period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

	Audited Years Ended December 31,
	2003 restated	2002(1)	2001(2)	2000(2)	1999(2)
OPERATIONS DATA:
REVENUES	$32,659,546	$25,387,708	$19,626,819	$14,898,423	$10,597,254
Cost of Goods Sold:	(19,814,514)	(15,268,535)	(12,629,138)	(10,228,039)	(7,318,242)

OPERATING EXPENSES:
Operating & Organizational Costs	11,225,292	6,815,149	4,706,533	3,824,871	2,486,383
General and administrative	749,054	637,202	271,440	233,804	166,622
Depreciation & Amortization Expense	634,984	422,435	317,852	210,341	134,592

INCOME FROM OPERATIONS:	235,702	2,244,387	1,701,856	401,368	491,415

OTHER INCOME/(EXPENSES)
Interest Expense	(480,139)	(328,920)	(424,527)	(513,927)	(210,728)
Other Income/(Expense)	(15,424)	(15,788)	9,789	(876)	(161)

INCOME BEFORE INCOME TAX	(259,861)	1,899,678	1,287,118	(113,435)	280,526
INCOME TAXES—BENEFIT/(EXPENSES)	64,455	34,348	0	—	—

NET INCOME (LOSS)	$(195,406)	$1,934,027	$1,287,118	$(113,435)	280,526

Basic Net Income (Loss) per Share	$(.02)	$.19	$.14	$(113.44)	$280.53
Diluted Net Income (Loss) per Share	(.02)	.19	.14	(113.44)	280.53

Basic Average Number of Shares Outstanding	11,197,665	10,845,775	9,000,000	1,000	1,000
Weighted Average Number of Shares Outstanding	11,509,028	10,845,775	9,000,000	1,000	1,000

BALANCE SHEET DATA
Total Assets	$24,984,959	$12,772,757	$9,771,150	8,890,867	5,879,127
Working Capital	10,182,063	4,167,741	3,220,341	2,225,059	1,222,952
Long Term Obligations	10,278,339	5,486,800	4,640,004	3,851,995	2,224,345
Stockholder's Equity	4,604,297	1,585,076	871,982	106,323	393,758

(1)
During the first nine months of 2002, IWT was taxed as an" S" corporation. Accordingly, no provision or liability for Federal income taxes is reflected. Instead, the stockholders were liable for individual Federal income taxes on their respective share of IWT's taxable income.

(2)
Tesoro acquired International Wholesale Tile on October 1, 2003. Financial statements for the years ending December 31, 1999, 2000, 2001 and 2002 represent pro-forma audited statements.

	Six Months Ended June 30
	2004	2003
	(unaudited)
OPERATIONS DATA:
REVENUES	$21,172,404	$15,239,624
Cost of Goods Sold:	(12,954,820)	(9,091,608)

OPERATING EXPENSES:
Operating & Organizational Costs	6,776,250	4,535,671
General and administrative	547,149	334,902
Depreciation & Amortization Expense	450,638	295,127

INCOME FROM OPERATIONS:	443,547	982,316

OTHER INCOME/(EXPENSES)
Interest Expense	(261,377)	174,581
Other Income/(Expense)	30,276	(9,135)

INCOME BEFORE INCOME TAX	212,446	798,600
INCOME TAXES—BENEFIT/(EXPENSES)	(35,600)	(129,000)

NET INCOME	$176,846	$669,600

Basic Net Income per Share	$.02	$.06
Diluted Net Income per Share	.01	.06

Basic Average Number of Shares Outstanding	11,654,363	11.142.691
Weighted Average Number of Shares Outstanding	11,791,795	11,485,873

BALANCE SHEET DATA
Total Assets	30,408,351	20.185.827
Working Capital	12,087,522	6,648,228
Long Term Obligations	12,954,750	7,892,178
Stockholders Equity	5,069,318	2,786,161

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

General

        We were incorporated on May 5, 2000 as a Nevada corporation. Our principal office is located at 191 Post Road West, Suite 10, Westport, CT 06880. Any reference in this "Management's Discussion and Analysis or Plan of Operations" discussion to "the company", "our", "we" or "us" refers to Tesoro.

        Effective October 1, 2002, we acquired International Wholesale Tile, Inc. (IWT) through a share exchange and IWT became our wholly owned subsidiary. We issued nine million shares of our common stock in exchange for all of the IWT shares. Tesoro has three additional wholly owned subsidiaries. The first is IWT Tesoro International, Ltd., which was created to own and manage assets relating to any of our potential future overseas activities. The second is IWT Transport, Inc., organized to handle our domestic freight operations. Finally, the Tile Club, Inc., organized in 2004, was formed to acquire licensing, manufacturing and distribution rights for high-end designer and artistic based decorative tiles, and to act as a domestic agent for selected manufacturers.

Company Overview

        We are a ceramic floor and wall tile value added distributor of imported ceramic, porcelain and stone flooring and decorative wall tile. Our warehousing and distribution center contains over 220,000 square feet of storage space and over ten million square feet of product ready for immediate shipment to our customers. Our primary goal is to build a national market based value added reseller capable of reliably delivery products to our customers in the business days.

        Management believes that the critical success factors to our business is our ability to:

  •
  Maintain relationships with and serve a growing base of independent dealers, distributors and wholesalers by providing adequate stocks of in demand product at reasonable and competitive prices;

  •
  Stay ahead of the trends in color, texture and format the drive demand for our fashion based products; and

  •
  Make the correct investments in product inventories, relationships with suppliers and logistics support services to ensure our continuing capability to meet our customer's expectations

        Another success factor for us is maintaining our position as a dependable supplier not only to meet customer demand but also to ensure leading edge design and technical superiority of the product. We established International as our subsidiary, which is responsible for dealing with the global array of manufacturers that supply us with product. We continue to develop key relationships in Europe and South America and have begun to sell some of these new items through IWT's network of dealers and distributors.

        Our primary source of revenue is the sale of ceramic floor and wall covering materials and our primary costs relate to acquiring, selling and delivering those products. While sales are made throughout the United States, to date the majority of our sales are in the southeastern quadrant of the country. Our primary sources of working capital are a $                  17 million (US) revolving line of credit from a division of a large US commercial bank, our suppliers who extend us terms and our stockholders equity.

        On December 17, 2003 we began trading our stock on the OTCBB under the symbol "IWTT". During 2004, we expect to raise additional capital through the public or private market. Any new capital raised will be used to strengthen our balance sheet and/or to provide funds for continued

growth. There is no guarantee that we will be able to raise additional capital or that it will be raised at a price accretive to our current stockholders.

        During the quarter ended June 30, 2004, we continued to expand its distribution channels beyond its traditional small and mid sized floor covering dealers in the southeastern United States. These new channels included larger regional distributors, home center stores and floor-covering dealers that focus on the builders of new construction units.

Results of Operations

        We are a relatively small player in a growing market. We are entering new markets and adding new products. As a result we anticipate being able to grow faster than the market as a whole for the next several years. Currently, the ceramic floor and wall tile industry in the United States is $2.5 billion and growing at a seven to ten percent rate. We estimate that our share of this market is approximately 1.5%.

        The following discussions and analyses should be read in conjunction with our financial statements and related notes included in this prospectus.

Results of Operations for the Years ending December 31, 2001, 2002 and 2003

        Below is certain operating data that includes gross margins as a percentage of total revenues for the indicated periods.

	Year Ending December 31,
	2001	2002	2003 (restated)
Revenues	$19,626,819	$25,387,708	$32,659,546
Cost of Goods Sold	12,629,133	15,268,535	19,814,514
Gross Margin	6,997,681	10,119,173	12,845,032
Gross Margin Percentage	35.65%	39,86%	39.33%
Operating Expenses	5,295,825	7,874,786	12,609,331

December 31, 2003 compared to December 31, 2002

        Sales for the year ended December 31, 2003 were $32,659,546 a 29% increase over sales for the year ended December 31, 2002. This growth follows a 31% growth from 2000 to 2001 and a 29% growth from 2001 to 2002.

        As we grow, we have been able to purchase product at lower prices and have consequently lowered our cost of goods to 60% in 2002 from 64% in 2001.

        In 2003, we added a bulk sales unit, which sells full truckload quantities to other wholesalers across the United States and Canada. The sales of these products are made in full truckload or container load volumes, with some product being delivered directly to the customer from the factory (drop-shipped).

        The sales price of these bulk products is somewhat lower than our dealer unit and will have a moderating impact on our ability to reduce our cost of goods sold. Consequently our cost of goods sold increased to 61% for the year ended December 31, 2003. We expect that our cost of goods will be a function of the mix of the sales from our different units, but should stay in the range we have established over the past few years.

        During 2003, we moved into a new warehouse facility of nearly 152,000 square feet, an increase of nearly 50% over the previous facility. Of the 152,000 square feet, 10,000 square feet are used for office space on two floors and the remaining 142,000 square feet is for warehouse space. This facility has allowed us to increase our inventory and better serve our customers who rely upon to meet to short lead times and limited inventory capacity that exist in their markets. We currently maintain between ten and twelve million square feet of product in our facility. Our inventory turns in 2003 were approximately 1.5 times. We expect to maintain turns during 2004 at 1.5 to 2.0. However, we cannot assure anyone that we will be successful in attaining these expectations. Availability of product is a key success factor in maintaining our customer's loyalty.

        During 2003, we signed a lease for 80,000 additional square feet of warehouse space within the same commercial facility and contracted to have a second 150,000 square foot warehouse contiguous to our current space. We expect to move into the new facility in the first quarter of 2005 and to consolidate the current 80,000 square feet of extra space into the new space. The results of this transaction s will bring our total square feet under lease to approximately 310,000 square feet.

        Making it easy for our customers to sell product is a key success factor for us. We have an extensive sampling and display program that augments the training and marketing support we provide our customers. As of December 31, 2003, our inventory of samples in the field with our customers represents a significant investment ($4,226,949 before accumulated depreciation) that we capitalize on our balance sheet.

Results of Operations for the Six Months Ended June 30, 2004, 2003 and 2002

        The table below sets forth certain operating data as, with gross margins as a percentage of total revenue for the periods indicated.

	Six Months Ending June 30,
	2002	2003	2004
Revenues	$12,817,486	$15,239,624	$21,172,404
Cost of Goods Sold	7,805,798	9,091,608	12,954,820
Gross Margin	5,011,688	6,148,016	8,217,584
Gross Margin Percentage	39%	40%	39%
Operating Expenses	3,548,995	5,165,700	7,774,037

Six Months Ended June 30, 2004 Compared to the Six Months Ended June 2003.

        Sales for the six months ended June 30, 2004 were $21,172,404, a 39% increase over sales for the six months ended June 30, 2003. This growth follows a 25% growth from 2002 to 2003.

        The gross margin for the six months ended June 30, 2004 was $8,217,584, a 39% increase over gross margin for the six months ended June 30, 2003. This increase in gross margin resulted primarily from the increase in sales, somewhat offset by a slight increase in our cost of goods to 61% ending for the six months from 60% for the six months ended June 30, 2003. While there are certainly finite limits to improving our gross margin percentage, we understand that it is imperative that we maintain these ratios as we grow.

        Our operating expenses for the six months ended June 30, 2004 have increased by $2,608,337 over the same period in 2003. Our commissions and outbound freight costs vary with sales and represent approximately $593,000 of this increase. The balance of the cost increase relates to the expansion of our distribution channels to include home center stores and builder-based dealers. For the six months ended June 30, 2004, truck bulk sales represented approximately 20% of our total sales.

        Our inventory of samples in the field with our customers represents a significant investment that is capitalized as property and equipment. The net value on June 30, 2004 and December 31, 2003 were approximately $3,646,557 and $2,971,190, respectively on our balance sheet.

Results of Operations for the Quarters Ended June 30, 2004, 2003 and 2002

        The table below sets forth certain operating data as, with gross margins as a percentage of total revenue for the periods indicated.

	Quarter Ending June 30,
	2002	2003	2004
Revenues	$6,803,466	$8,504,860	$11,616,257
Cost of Goods Sold	4,193,483	5,012,000	7,144,406
Gross Margin	2,609,983	3,492,860	4,471,851
Gross Margin Percentage	38%	41%	38%
Operating Expenses	1,972,281	2,785,675	4,010,729

Quarter ended June 30, 2004 Compared to Quarters Ended June 30, 2003 and 2002

        Sales for the quarter ended June 30, 2004 were $11,616,257 a 37% increase over sales for the quarter ended June 30, 2003. This growth follows a 25% growth from 2002 to 2003. The 37% growth during the quarter ended June 30, 2004 is primarily a result of the start up of our new distribution channels outside the southeast. Our operating expenses have increased to $4,010,729 for the quarter ended June 30, 2004. This increase represents a 44% increase over the quarter ended June 30, 2003 and follows a 41% increase from June 30, 2002 to the quarter ended June 30, 2003. Some of our costs, such as commissions and delivery, are directly related to sales growth. Other costs such as personnel expenses for shipping, customer service and sampling are also impacted significantly by the sales growth. Increased staffing and management costs to support the new channels of distribution comprise the majority of the remaining increases in operating costs.

Liquidity and Capital Resources

        We had cash balances of $661,144 and $867,361 at the end of June 30, 2004 and December 31, 2003, respectively. We have financed our growth with new equity capital and increased borrowings from our commercial lender. Thus, we have not generated positive cash flows from operations during the quarter ended June 30, 2004. We expect to continue to grow and make use of outside capital for the foreseeable future. We cannot assure anyone, however, that we will be able to obtain outside capital or if we do, that it will be on terms beneficial us.

        During the six months ended June 30, 2004, we issued 45,500 shares of common stock in connection with warrants exercised at $3.25 per share for a total of $147,875. These funds were used for general working capital purposes. We also issued 10,000 shares of common stock to a new outside member of our Board of Directors at a price of $4.25 per share, which was the then fair market value, for a total of $42,500. Additionally, we issued 2,000 shares of common stock to a consultant a price of $4.25 per share for a total of $8,500. Both the shares issued to the outside Director and the consultant was pursuant to our Stock Incentive Plan.

        The balance due at June 30, 2004 to our commercial lender for the use of the revolving line of credit was approximately $12.4 million. The loan and security agreement contains certain covenants, which include financial covenants that require us to maintain a certain leverage ratio, a required minimum fixed charge coverage ratio, and a certain inventory turnover ratio. At June 30, 2004, we were in compliance with the covenants set forth in our agreement, as amended, with the financial institution.

Contractual Obligations

        For the year ending 2003, our long-term debt obligations consisted of notes payable, capital leases and a line of credit. The future payment requirements for these obligations are as follows

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long term debt	$423,941	$42,719	$42,560	$0	$338,662
Capital Leases	212,334	63,151	142,888	6,295	0
Other long term obligations	9,599,340	0	9,599,340	0	0

	$10,235,615	$105,870	$9,784,788	$6,295	$338,662

        The long term debt obligations as of December 31, 2003 relate to notes payable to three majority stockholders, based on an interest rate of 10% per year and due on December 31, 2025. The capital leases relate to equipment leases. The other long-term liabilities represent an existing loan and security agreement for a line of credit with our commercial lender and there are no purchase obligations.

Critical Accounting Policies

Accounting Estimates

        Preparing our financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

        Our accounts receivable are stated at the face amount net of allowance for doubtful accounts. GAAP require that the allowance method be used to reflect bad debts. We have established a provision for doubtful accounts to reflect an allowance for uncollectible amounts.

Inventories

        Inventories consisting of ceramic floor and wall tiles are valued at the lower of cost or market. Cost is determined by the first-in, first-out method (FIFO). We include inventory in transit as an asset because merchandise overseas is purchased FOB shipping point. Title passes to us when merchandise leaves the factory.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Depreciation is computed principally by the straight-line method over the estimated useful lives. Expenditures for maintenance, repairs, and minor replacements are charged to expense as incurred. Renewals and betterments are capitalized.

Income Taxes

        We account for income taxes under Financial Accounting Standards Board (FASB) Statement No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach that requires our recognizing deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.

Revenue Recognition

        We recognize revenues when products are shipped through common carrier (FOB shipping point with freight allowed in most orders) or when products are received and accepted by customer if delivered by company (FOB destination). Title passes to the customer at the FOB point (shipping or destination). Customers have the right to return merchandise within 30 days of the date of shipment. We have not established an allowance for return because they are infrequent, represent a small dollar amount and occur over a fairly short time period following the sale.

Long Lived Assets

        We continually evaluate the carrying value of property and equipment to determine whether there are any impairment losses. If indicators of impairment are present, and future undiscounted cash flows are not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to operations in the period identified based on the difference between the carrying value and the fair value of the asset.

Earnings per Share

        Basic earnings per share are computed based on the weighted average number of common shares outstanding during each year. Diluted earnings per share are computed based on the weighted average number of common shares outstanding plus all potential dilutive common shares outstanding (stock options) during each year.

Concentration of Credit Risk

        We believe concentration of accounts receivable credit risk are limited due to the number of customers. Management's policy is to obtain detailed credit evaluations of customers and establish credit limits as required. We routinely assess the financial strength of its customers. Outstanding accounts receivable are reviewed at the end of each reporting period, as well as the bad debt write-offs experienced in the past, and establish an allowance for doubtful accounts for uncollectible amounts. There is no disproportionate concentration of credit risk. We have purchased credit insurance for specific customers who purchase bulk materials and are offered extended terms.

Accounting Pronouncements

        Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets supersedes Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS No. 121). Though it retains the basic requirements of SFAS No. 121 regarding when and how to measure an impairment loss, SFAS No. 144 provides additional implementation guidance. SFAS No. 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS No. 144 also supersedes the provisions of APB No. 30, Reporting the Results of Operations, pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS No. 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

        SFAS No. 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believe that the implementation of SFAS No. 144 has not have a material effect on our financial position, results of operations or liquidity.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which amended SFAS No. 123, Accounting for Stock-Based Compensation. The new standard provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used in reported results. This statement is effective for financial statements for fiscal years ending after December 15, 2002. In compliance with SFAS No. 148, we have elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangement as defined by APB No. 25.

Segment Information

        We manage our operations in one segment and all revenue is derived from customers in the United States.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risk from changes in interest rates and foreign currency exchange rates since it funds its operations through short-term investments and has business transactions in Euros. A summary of our market risk exposures is presented below.

Interest Rate Risk

        We have fixed income investments consisting of cash equivalents and short-term investments, which may be affected by changes in market interest rates. We do not use derivative financial instruments in its investment portfolio. We place its cash equivalents and short-term investments with high-quality financial institutions, limits the amount of credit exposure to any one institution and has established investment guidelines relative to diversification and maturities designed to maintain safety and liquidity. Investments are reported at amortized cost, which approximates fair value.

Foreign Currency Risk

        We currently purchase our products from foreign manufacturers in U.S. dollars. Our fund transfers are relatively large. The Office of the Comptroller of the Currency (USOCC) monitors these activities. Should the EURO continue to strengthen against the US dollar, we could see an increase in our cost of product that could, in time, pass on to our customers and therefore have a detrimental impact on our profitability. Our competitors rely as heavily on imported product as we do. Therefore, we do not see any change in the competitive landscape for ceramic tile as a result of the strength of the EURO. We currently do not currently hedge against the risk of exchange rate fluctuations and do not intend to in the foreseeable future.

DESCRIPTION OF OUR BUSINESS

Background

        Tesoro was organized in Nevada on May 3rd, 2000 originally under the name "Ponca Acquisition Corporation". Tesoro changed its name to "IWT Tesoro Corporation" on September 23, 2002. Tesoro were originally organized to attempt to locate and negotiate with a business entity for the combination of that target company with it. On October 1, 2002, it acquired all of International Wholesale Tile, Inc.'s (IWT) common stock from IWT's three shareholders. IWT, a wholesale distributor of imported ceramic, porcelain and stone floor, wall and decorative tiles, was organized in Florida and has been in continuous operations since 1994. In exchange for the IWT stock, the IWT shareholders each received 3.0 million Tesoro shares, representing 87% of Tesoro's then outstanding common stock.

        In addition to IWT, Tesoro's primary operating subsidiary, Tesoro has three additional wholly owned subsidiaries.

  •
  IWT Tesoro Transport, a USDOT licensed common carrier, organized to act as our freight carrier outside of Florida and to back haul non-household goods into Florida to help generate outside revenue;

  •
  IWT Tesoro International, Ltd., a Bermuda corporation to act as a holding company for activities and assets such as agency agreements and investments in foreign operations; and

  •
  The Tile Club, organized to manage licensing operations in connection with acquiring, developing producing and distributing high-end decorative tile art.

        Tesoro's executive offices are located at 191 Post Road West, Westport, CT 06880 and our telephone number is (203) 221-2770. Our web site can be found at http://www.iwttesoro.com.

Business and Growth Strategy

        We believe that we have built our reputation by supplying quality products with outstanding customer service at competitive prices. We strive to stay up-to-date with the newest styles and trends in the ceramic floor and wall tile and stone industry. We also aim to introduce high quality new products to the marketplace as soon as practicable. We further believe that we have built confidence and loyalty among our customers by distributing products only on a wholesale level and not selling direct to the consumer. While we ship product shipped in quantities that can range from small cut orders to full pallets or complete truckloads or containers, the core of our business is the cut order, i.e. less than a pallet of mixed floor, wall and decorative tiles specific to a project. This special handling and the reputation we enjoy as a dependable supplier allows us to maintain above average margins. We do not operate any retail outlets nor do not sell direct to any end user. This non-competitive relationship is unique in the ceramic floor and wall tile distribution industry, has been a key factor in our growth and defines us as a "value added reseller" rather than merely a distributor.

        We believe that other keys to our success include:

  •
  Actively merchandising programs assisting our dealer/customers to meet the consumer's demand with products presented in attractive easy to visualize environments;

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  Acting as the extension of our dealer networks' stock availability by warehousing levels consistent with the dealers' delivery requirements;

  •
  Selling only at the wholesale level; never direct to the end user or consumer.

        We hope to increase our business by expanding geographic penetration and by extending the lines of product we offer and support.

        In 2003, we moved to our new 152,000 square foot facility that will enable us to stock more inventory for future growth. Of this space, 10,000 square feet is used for office space. During the third quarter of fiscal 2003, we acquired an additional 80,000 square feet of adjacent warehouse space. During the first quarter of 2005, we expect that our new warehouse will be completed. With this new space, we will have over 300,000 square feet of storage space, 30 truck bays and room for approximately 20.0 million square feet of inventory. As we expand, will likely need satellite warehouse locations.

        We have created Tesoro The Collection™, a branded collection of high quality porcelain floor and wall tiles complemented by coordinated decorative borders and listellos. We plan to expand the Tesoro™ line of products by building our proprietary Tesoro™ brand awareness. We prominently display the Tesoro line at all of the national and regional flooring exhibitions in which we participate. We have also placed institutional print media and television advertising to educate consumers and to support our dealer network.

        We further intend to grow by acquiring or merging with existing regional distributors.

        Our short-term goals and objectives are to:

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  Augment our client base and market penetration by expanding nationally by duplicating our Palm City, Florida model and creating dealer networks in each geography quadrant. Expanding geographically is currently our highest priority;

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  Deepen our penetration of our current customer base, which may include providing incentives and creating buying groups for certain customers;

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  Maintain our high level of customer service and satisfaction;

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  Raise additional capital to fund our growth, and at the same time, providing adequate stockholder returns;

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  Continue strengthening our relationships with suppliers to ensure a continuous flow of high quality, current designs that are competitively priced;

  •
  Increase our product lines,

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  Strengthen our consolidated balance sheet by reducing our debt to equity ratio. We hope to accomplish this by using new equity to fund growth and eventually reduce debt, and

  •
  Provide adequate capital to expand our growth, as well as to maintain inventory levels expected by our customers.

        On a short-term basis, we intend to look to acquire assets of businesses with products and services that complement our business. We also are expecting to establish subsidiaries based in Spain and Italy to handle our relationships with manufacturers located in those countries.

The Ceramic Floor and Wall Tile Covering Industry

        The U.S. wholesale market for our ceramic floor and wall tile products was $2.5 billion in 2003, up 8.4% from 2002. Market Studies, Inc. estimates that the continuing demand for new housing, the remodeling market expansion and the general movement away from soft flooring materials, such as carpet, will push the market for our to $3.4 billion by the end of 2008. While increasing interest rates may have a temporary impact on the new home construction industry, studies show that over any length of time the impact is minimal. This is particularly true in the Sunbelt where we have our strongest presence. Of course, we cannot assure anyone that these estimates will be achieved or if met, will occur when expected.

        The U.S. ceramic floor and wall covering market has been positively impacted by:

  •
  U.S. population growth, requiring new and renovated housing and commercial space

  •
  Housing starts reached 1.85 million units in 2003, surging by 8.4%, which was the best performance in twenty-six years;

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  In 2003, the new construction market rebound was driven by a 10.3% surge in the residential sector, which included

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  2003 issuance of building permits was up 6.6% and

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  new, one-family home sales rose 13.8% in the south, our primary market;

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  Mortgage rates at a forty-year low made homes affordable for an expanding number of households while the refinancing of existing mortgages improved consumers' financial positions and provided increased funds for spending for remodeling;

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  Increasing average house size (up approximately 30% since 1980); and

4.
Growth in vacation (second) home ownership.

        Ceramic tile usage in the United States doubled in the past seven years, from 1.42 billion square feet in 1996 to 2.86 billion square feet in 2003. The compound average growth rates for units sold (measured by square yards) for each of the floor covering categories above for the period from 1998 through 2002 have exceeded the growth rate of the United States' gross domestic product over the same period. During this time, based on square footage, as cited by July 21, 2004 Floor Covering Weekly, the compound average growth rate was 8.7% for ceramic tile.

        Forty-nine percent of imported ceramic tile comes from Italy, 17% from Spain and 10% from Mexico. The balance originates from a large number of countries including Brazil, Turkey, China and Portugal. The United States' market is the fourth largest consumer of tile in the global market representing about 20% of global consumption. Our products are primarily imported and our purchases distribution among international suppliers approximates these national statistics.

        The average wholesale price of ceramic tile edged lower in 2003, falling to $.88 per square foot. This decline was due primarily to a 4.7% reduction in the prices for domestic product. Imported ceramic tile prices rose two cents a square foot to $.79 in 2003, largely on price increases for Italian tile. The rising Euro coupled with energy cost inflation is expected to boost overall ceramic tile prices in 2004. This will be the first increase after ten years of deflation. The strong demand for new and remodeled housing in the United States, coupled with the continuing shift by the consumer away from carpet and toward hard surfaces, has resulted in a forecast by Market Studies, Inc. that the demand will remain robust and that prices will stabilize.

        Market Studies, Inc. projects "that the U.S. ceramic tile market will reach 3.76 billion square feet by 2008, posting and annual growth rate of 5.6%. Imports will continue to outpace domestic production, garnering an additional 4% market share. The value of this market is expected to reach $3.4 billion by 2008, expanding at a 6% annual pace as prices for ceramic tile firm".

        Long acknowledged for its durability and functionality, ceramic tile now means fashion. Consumers can chose from soft hues or primary colors, finishes that resemble stone or fabric, and can incorporate metal and glass accents for flexible design. The high growth rate of ceramic tile relative to other flooring options has led to more full service distributorships, manufacturers, and retailers adding ceramic tile to their lines. With more floor space being devoted to ceramic tile at retail, efforts at product differentiation have intensified. Licensing, a relatively new strategy in the ceramic tile marketplace, is heating up, including the following partnerships: Shaw Industries with Martha Stewart and Kathy Ireland; Witex with Laura Ashley, Armstrong's Liz Claiborne line in partnership with Carpet One, and Marrazzi Group with Benetton.

        Sales in the ceramic tile industry are influenced by economic and market factors including:

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  consumer confidence;

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  spending for durable goods;

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  interest rates;

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  turnover in housing, the condition of the residential and commercial construction industries; and

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  the overall strength of the economy.

        "US Ceramic Tile Market- 2004 Edition", published by Market Studies, pointed to a market growth rate for ceramic tile of approximately 5% to 7% per year. This growth rate is higher in the Sun Belt areas, including the Southeastern part of the United States, where we currently operate.

        Glazed floor and wall tile represented 86% of the total industry dollars shipped in 2002. Unglazed mosaic and porcelain, 11% of the total, and quarry title, 3% of the total, represent the balance of the industry's 2002 dollars shipped. The ceramic title industry's two primary markets, residential applications and commercial applications, represents 72.3% and 27.7% of the industry total, respectively. Of the total residential market, 67% of the dollar shipments are for new construction.

IWT's Products

        We purchase our products on the world market. Approximately 50% of our products are imported from Italy, 30% from Spain and the balance from Brazil, Turkey and China. Each foreign manufacturer has registered agents in the United States that work with us, as well as with other distributors. We believe that we maintain close personal contact with our suppliers, visiting the plants regularly and working with suppliers to influence design, quality and reliability. We do not currently purchase any raw materials, but only finished goods. Our principal suppliers and the countries in which each is located include

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  Gruppo CBS, division of Kis Ceramiche, Italy;

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  Imolagres, Italy;

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  Ceramica Gomez, Spain;

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  Ceramica Colli, Italy;

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  Ceramica Fondavalle, Italy; and

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  Ceramica Gaya, S.A., Spain.

        Our product types include ceramic tile, porcelain tile, tumbled marble, mosaic listellos and medallions, honed and filled marble, unfilled marble, resin travertine listellos, and polished medallions. Each year, new products are added to our product line. For example, we have recently added granite counter and backsplash tiles to our product mix. Items are removed when they become obsolete, which we define as having minimal sales in any consecutive 12-month period.

        We maintain a wide distribution of price points for our product. Our lowest priced products include red body ceramic tiles to mid priced solid body porcelain to higher priced natural stone tiles. Pricing strategies are also designed to provide incentives to customers for purchasing product in larger quantities. While the average wholesale price of ceramic floor and wall tile has continued to decline, reaching $0.89 per square foot in 2003, according to the industry magazine, Floor Covering Weekly (July 2004), the market for high- end porcelain tiles and decorative/designer tile has been increasing.

The development of a dual price point market has given rise to an "hour glass" environment for us, through our branded porcelain collection and natural stone products, has been able to maintain an above average wholesale price. We will continue to emphasize this high-end tile and stone by selectively marketing them to dealers and distributors with customer bases that demand such products. Our unique position as a pure wholesaler gives us a clear advantage in this hourglass shaped market.

        We ship product to our customers in quantities ranging from "cut order" specific to a consumer's project to full pallets of a single product to full container and truckload packages. These larger quantities allow our customers to stock their own product to service cash and carry consumers.

        The market for ceramic tiles, once characterized by little or no brand recognition, is beginning to enter into branding agreements with well-known designer names such as Ralph Lauren and Laura Ashley. In May 2002, we introduced our proprietary brand Tesoro™. Tesoro is a collection of porcelain tiles and decorative inserts, borders, and accents that will be marketed throughout the United States. We have invested in specifically designed display racks that communicate the quality and value of our new brand.

        We import a majority of our products into the Port of Miami. All our customers are approved by sales territory managers and must qualify as IWT customers. Material is shipped to the customer base via our trucks or by common carrier. We generally ship same day on orders placed before 2:00 p.m. Most delivery points are one to two day services for the southeastern United States. Local trucks deliver between Daytona Beach, Florida and Miami, Florida. Each day, common carriers pick up materials near the end of the business day to deliver to other parts of the country. We also drop ship larger quantities of product to our wholesale customers across the United States and Canada.

Inventory

        We are committed to maintaining inventory levels that support the sales of our dealer network. We currently maintain over 12.0 million square feet of product in inventory, representing over 2,500 SKU's (individually number product items). We also act as the warehouse and fulfillment source for many of our approximately 2700 dealers and wholesale customers. We target an inventory turn over rate of 1.8 to 2.0. This turn over rate is established to minimize out of stock situations and to attain our goal of same day shipping for qualified orders received by 2:00 p.m.

        Industry trends toward product packages, i.e. floor and wall tile combinations and the pre-organized tile, borders, decorative listellos, bull nose and end caps, increases the number of parts we must carry in stock to ensure that our dealers can meet the demand of their consumer.

Freight and Transportation Costs

        We base our distribution costs on a number of factors including, among others,

  •
  factory cost,

  •
  freight (international and domestic), and

  •
  duties, tariffs, taxes and other regulatory costs.

        Because ocean freight charges differ from country to country, our selling price is based on factors specific to each international manufacturer. We pay all our international manufacturers in U.S. dollars. The strength of the U.S. dollar relative to a specific country's currency will have an impact on the price we pay for product. There is now a new security port charge of $150.00 per shipment that we must pay. Additionally, we also take into account that title to our products transfers at the port of the originating country. We generally ship between ten and twenty containers at any one time. We currently estimate that our maximum exposure for loss would be approximately $150,000. Based on maritime loss history, cost of ocean marine insurance and our ultimate ability to subrogate against the freight carrier, we self-insure in the event of loss after title is taken.

        However, we often place special orders on behalf of our customers. If any shipments were lost or damaged, our clients would not be able to receive their product in a timely fashion, which, in turn, could adversely affect our relationship with those customers. To date, we have only incurred minimal losses with respect to products that have been lost after it acquired title. Likewise, the outbound transportation costs differ depending on how far our products are to be shipped.

        Because of the increase in gasoline and fuel prices and other surcharges, our shipping costs have increased. However, we have not yet passed any surcharges to all customers. As such, our gross margins may be lower because we are currently absorbing these increased costs.

        As a result of these increased shipping costs, we organized IWT Tesoro Transportation, Inc., a federally licensed freight carrier. By working with this affiliate company to supply a portion of our shipping needs, we hope to have more control over these costs.

IWT's Customer Base and Distribution Channels

        We distribute our products through four separate distribution channels.

  •
  The independent retail floor-covering dealer and stocking distributor market is our largest channel. This channel currently accounts for about 75% of the sales revenue. These customers, who sell direct to the public, can be either "cut to order" or "stocking" dealers/regional distributors. We currently serve approximately 2,000 customers in this channel through our sales personnel. In addition, we have sub-distributors that handle specific market territories for limited numbers of our Tesoro product packages.

  •
  The major home center "buy-it-yourself/do-it-yourself" store market makes up our second distribution channel. These customers typically operate under blanket purchase orders. There are three basic programs for home center stores. The first is a special order program. Consumers place orders from sample boards provided by us to the store. The store representatives forward these orders to us and we ship the product either directly to the consumer or to the store for pick-up by the consumer. The second program is a stocking program, which provides for a home center store to maintain specific product inventories for their cash and carry trade. The home center store channel currently accounts for about two percent of our revenue.

  •
  Our third channel, accounting for three percent of our revenues, is made up of national buying groups. These groups support independently owned, branded floor covering outlets with coordinated buying agreements that require us to market directly to each individual retail outlet. This channel also includes large builders who staff and maintain captive design centers specifically for their own customers. It also includes a special buy program where customers can make a one-time bulk purchase of product to be used as promotional items.

  •
  Our fourth channel is the bulk sale channel. In this channel we service larger buyers that purchase full truckloads or containers of specific product that is manufactured for us specifically for this program. These products can be drop-shipped from our manufacturer directly to the customer. The customer base for this channel is the United States and Canada. This channel makes up the remaining 20% of our sales.

        We maintain separate and coordinated sales forces for each of the channels of distribution. The geographic distribution of our sales is predominately in the Southeastern United States, which accounts for 80% of our sales, however we do make sales throughout the United States and Canada. We also sell different product series to each channel to avoid market saturation or channel conflict. Currently, we do not depend on any single customer for more than 2% of our sales.

Merchandising

        We believe that a strong and focused merchandising program is a key component to our success. A mainstay of this program is our branding of our Tesoro™ collection of coordinated and high end products. We have created a series of product display units that assist our dealers with the communication of product combinations to their consumer. We are continually updating these displays with new products. We have a fifteen-year manufacturer's warranty program for Tesoro™ products that we believe elevate the quality position of our products.

        In addition to the display units, we provide our customers with display boards that are smaller and show a single line of product with its accent pieces. These boards are portable so as to allow the dealer to easily show our product or take it to the installation site. Our sales force distributes lose sample packs, usually an assortment of colors for a single product line, whenever a line or dealer needs restocking. We carry the display units and sample boards, along with the labor and overhead involved in creating them, as assets on our books and depreciates them over their useful lives. The sample packs are charged as marketing expenses when they are separated from the commercial inventory.

Credit and Collection Procedures

        We maintain strict criteria for credit approval:

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  Potential customers must complete our credit application;

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  Credit must be approved by our credit department; and

  •
  We may require a personal guaranty.

        Once approved, typically our customers receive 30-day terms. Our bulk truckload customers may be offered extended terms of payment. We have purchased credit insurance for these extended term customers to offset some of the risk inherent in the extending of longer credit terms.

        Additionally, to be an IWT customer, a business must, at the least:

  •
  Have a storefront,

  •
  Sell retail, and

  •
  Have a forklift.

        When sales orders are entered, our computer system notes if a customer is on credit hold. If so, those orders are given to our credit department to determine whether the products can be shipped. Customers are generally given a 15 day grace period and orders are held and not shipped once an invoice is 60 days or older.

Marketing, Promotion and Sales

        Our public relations and marketing activities focus on creating demand for our products. We have an in-house advertising and marketing staff that develops and coordinates our sales materials. We use trade magazines articles, specifically designed mailer programs and trade shows as our primary communication devices.

        Our commission based sales force work with dealers to place the products in show rooms, educate the dealers regarding the quality and variety of product available to them and work with our internal customer service staff to facilitate delivery. We employ a twenty-person full time sales force most of whom have been with us for five years after spending many years in various facets of the tile business.

Competition

        We compete in the flooring industry with both large national companies that supply both soft and hard materials and with smaller regional distributors that focus specifically on ceramic, porcelain and stone. Vertically integrated companies such as Shaw Industries and Mohawk, the two largest flooring providers, account for over 60% of the hard surface market in the U.S. While maintaining their dominant positions in the carpet market, both companies are moving aggressively into the hard flooring sector. Dal-tile, a subsidiary of Mohawk, manufactures, wholesales and retails tile on a national basis.

        Regional competitors such as Master Tile, Florida Tile and Arizona Tile act as both wholesalers and retailers. In their markets, each supplies smaller dealers and distributors and also operates branded retail outlets. We currently only distribute at the wholesale level.

        We believe that our competitive strengths include:

  •
  Focusing solely on the wholesale segment of the distribution process.  We do not own or operate direct to consumer locations. We work exclusively through dealers and stocking distributors or buying groups who service the buying public. As a result, we do not compete with our customers. Our customers can buy from us specific materials to meet a consumer's need, i.e. "cut orders" or can stock limited amounts of product for cash and carry business by purchasing larger quantities.

  •
  Getting involved in designing products.  We actively participate in designing and selecting new color, texture and formats for emerging style tends. Our field sales force is constantly working with our customers to identify trends in the market. Feedback from these sources is continuously shared with the manufacturers. Manufacturer's representatives frequently meet with us and our management travels to the manufacturing sites to communicate the markets needs.

  •
  Building our Tesoro™ Brand Equity.  We are branding our designs and many of our products with our Tesoro Brand. We incorporate products from different manufacturers and different countries into programs that leverage the best of each source to create Tesoro Collections. Unlike most other tile and ceramic products, Tesoro products include a 15-year manufacturer's warranty against wear.

  •
  Providing superior merchandising and customer support programs.  We maintain an active sampling program to ensure that customers have the latest materials in their showrooms. Our field sales force continually updates, refreshes and replaces sales materials. We distribute literature to consumers referencing our dealer network participants. Our field personnel work with the customer and train them on the appropriate use and care of the product. Our goal is to make the dealers' job as easy as possible.

  •
  Implementing our Distribution Philosophy.  We see ourselves as an extension of the dealer warehouse. We aim to be responsive to our customers' needs by shipping most orders the same day they are received. We also carry stock to back-up our customers in the cash and carry market.

        By maintaining these competitive strengths, we believe that we can profitably challenge our competitors for a greater share of our targeted market.

        Additionally, manufacturers generally extend exclusives through their agents to distributors based geographically. Therefore, we currently believe specific product-to-product competition is rare.

Government Regulations

        The Federal trade commission regulates our wholesale operations. The Federal Motor Carriers Administration regulates Transport's freight activities. International is an exempt company subject to

Bermudian commercial law. We do not expect to import product into Bermuda and will therefore maintain our exempt status. Both federal and state authorities regulate the distribution and sale of imported products. We have obtained all required federal and state permits, licenses and bonds to operate our businesses. We make no assurances that our operations and profitability will not be subject to more restrictive regulations, oversight or increased taxation by foreign, federal, state or local agencies.

        We currently purchase our products from foreign manufacturers in U.S. dollars. Our fund transfers are relatively large. The Office of the Comptroller of the Currency (USOCC) monitors these activities. Should the EURO continue to strengthen against the US dollar, we could see an increase in our cost of product that we may not be able to pass on to our customers and therefore we could suffer a detrimental impact on our profitability. Our competitors rely as heavily on imported product as we do. Therefore, we do not see any change in the competitive landscape for ceramic tile as a result of the strength of the EURO.

Acquisitions and other Interests

        Tesoro intends to expand its operating activities globally. We have had preliminary discussions with manufacturers, product aggregators and agencies in Spain, Italy and Brazil. We expect to take an interest position in several operations during 2004. In the United States, we hope to expand our geographical position by acquiring the assets of similar, but smaller, distributors and are in preliminary discussions with a distributor in the southwest. We cannot assure anyone, however, that any of these discussions will result in the intended acquisitions or that any acquisitions, if made, will generate the planned revenue or profits.

Intellectual Property

        We incorporate our proprietary brand Tesoro™ in connection with a collection of porcelain tiles and decorative inserts, borders, and accents. We are in the process of applying for federal trademark protection for our trademark, but unless and until our registration is granted, we must rely on common law to protect our brand. We make no assurances that this protection will be meaningful. We are not aware of any claims of infringement against us and we have not been involved in any related court proceedings. We are also in preliminary discussions to create unique artwork and high-end tile designs for national distribution.

Employees

        IWT currently employs 125 non-union, including 50 warehouse staff, 25 salespeople covering sales in United States and Canada, and the balance serving customer service, accounting and administrative positions. IWT believes that its relationships with its employees are good. Tesoro currently has two employees. Transport has one employee. Neither International, nor The Tile Club currently has any employees.

DESCRIPTION OF OUR PROPERTIES

        Tesoro currently subleases office space in Westport, Connecticut. We pay a monthly base services fee of $3,100 per month and our lease expires March 2005. Tesoro anticipates that it will be obtaining more permanent space in the foreseeable future.

        IWT currently leases approximately 220,000 square feet in Palm City, Florida, of which 10,000 square feet (on two floors) is for office space and the remaining 210,000 square feet is for warehouse space. The term of the lease is for five years as follows:

2004	$908,639
2005	$851,887
2006	$872,437
2007	$893,800
2008	$915,650
2009 and thereafter	$4,451,373
TOTAL	$8,893,786

LEGAL PROCEEDINGS

        We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such action by or against us is contemplated, threatened or expected.

OUR MANAGEMENT

Directors and Executive Officers

        Below are our Executive Officers, Directors and Nominees for Directors:

Name	Age	Position
Henry J. Boucher, Jr.	57	• Tesoro: Chairman, President, Chief Executive Officer, Director, Nominee • IWT Tesoro International Ltd.: Director • IWT Tesoro Transport, Inc.: President and Director
Forrest P. Jordan	57
• Tesoro: Chief Financial Officer, Senior Vice President; Director, Nominee
• IWT: Senior Vice President, Treasurer, Secretary, Director
• IWT Tesoro International Ltd.: Director
		• IWT Tesoro Transport: Director
Paul F. Boucher	46	• Tesoro: Director, Senior Vice President, Nominee • IWT: President, Director • IWT Tesoro International Ltd.: Director
Grey Perna	48	• Tesoro: Director, Senior Vice President, Nominee • IWT: Senior Vice President, Director • IWT Tesoro International Ltd.: President, Director
James R. Edwards	53	• Tesoro: Secretary, Outside Director, Nominee
Carl G. Anderson, Jr.	60	• Tesoro: Outside Director, Nominee
Joseph A. Equale	59	• Tesoro: Outside Director, Nominee
Robert B. Rogers	69	• Tesoro: Outside Director, Nominee
Allen G. Rosenberg	57	• Tesoro: Outside Director, Nominee

        Henry J. Boucher, Jr.    Henry has served as our President and a Director since December 29, 2001 and as our Chairman and Chief Executive Officer since November 2002. He is also a Director of International and President and a Director of Transport. Henry is the President and a Director of Borough Corporation, an inactive company. He received his M.S. in economics from South Dakota State University in 1972. From 1992 to June 1999, Henry was a Vice President of Mercer Management Consulting, a subsidiary of Marsh McLennan, an insurance brokerage firm. Prior to joining Mercer, he was a partner with the accounting firm of Coopers and Lybrand (now PriceWaterhouse Coopers). From June 1999 to July 2000, Henry was a partner with Arthur Andersen. He joined Business Edge Solutions, a technology consulting firm serving the financial services industry with e-commerce packaged solutions, where he was a Vice President until December 2000. Since January 2001, Henry has been a principal of Mentus Consulting LLC, a consulting firm providing process improvement support services to a wide range of companies and industries.

        Forrest P. Jordan.    Forrest has served as a Senior Vice President of Tesoro since November 2002, a Director since October 1, 2002, and as our Chief Financial Officer since March 28, 2003. Forrest has served as a Vice President, Secretary and Treasurer of IWT since April of 1994. He also serves as IWT's sales manager. Forrest is also a Director of IWT, of International and of Transport. He received his M.B.A. from Anna Maria College in Paxton, MA.

        Paul F. Boucher.    Paul has served as a Senior Vice President of Tesoro since November 2002 and as one of our Directors since October 1, 2002. Paul has been the President of IWT since April 1994 and in particular, focuses on IWT's operations. He is also a Director of IWT and International.

        Grey Perna.    Grey has served as a Senior Vice President of Tesoro since November 2002 and as one of our Directors since October 1, 2002. He has served as a Vice President of IWT since January 1997. He also serves as IWT's marketing manager. He is also the President and a Director of International.

        James R. Edwards.    Jim has served as one of our Secretaries since November 2002 and as a Tesoro Director since April 20, 2002. He has been the Vice President, General Counsel and Secretary of Wireless Knowledge, Inc., a telecommunications company since March 2002, which was absorbed into Qualcomm, its parent company. From April 2000 to March 2002, Jim served as the Vice President, General Counsel and Secretary and Vice President of Finance & Administrative for Vapotronics, Inc., a medical device company. From March 1987 to April 2000, he was the Vice President, General Counsel and Secretary of General Atomics, a high-technology research and development company.

        Carl G. Anderson, Jr.    Carl has served as a Director of Tesoro since October 28, 2002. He is Vice Chairman of the Board and General Manager of Arrow International Inc., a $300 million critical care medical device business located in Reading, Pennsylvania since 2002. Between May 1997 and 2002, Carl was the President and Chief Executive Officer of ABC School Supply, a $50 million supplier of materials and equipment for public and private schools. Prior to joining ABC School Supply, he served as Vice President and General Manager of the Retail Consumer Products Division of James River Corporation since August 1994. He also served as Vice President of Marketing for James River Corporation from May 1992 to August 1994. He was a marketing executive at Procter & Gamble from 1972 to 1984 and Vice President and General Manager at Nestle Foods Corporation in Purchase, New York from 1984 to 1992. Carl also served as a Director of the J.B. Williams Company, Inc., a manufacturer of consumer products, until the company was sold in October 2002, and as a Director of ABC School Supply until the company was sold in August 2002. He also serves as a trustee of Lafayette College. Carl graduated from Lehigh University Graduate School of Business Administration in 1972 and Lafayette College in 1967.

        Joseph Equale.    Joe has served as an outside member of the Board since April 1, 2004. Joe is the Managing Partner of Equale & Cirone LLP, a Connecticut CPA and advisory firm founded in 1999. From 1994 to 1999, he was a solo practitioner. Joe has also spent over ten years with other professional firms including what is now known as Deloitte & Touche. He is also a member of the Board of Directors and serves as the audit committee chair of Startech Environmental Corporation (OTCBB:STHK), which provides waste management services. Joe is the President-Elect and member of the Board of Governors of the Connecticut Society of CPAs and is a member of the American Institute of Certified Public Accountants.

        Robert B. Rogers.    Bob has served as a Director of Tesoro since January 2003, Since March 1999, he has served as the Chairman Emeritus of the Ewing Marion Kauffman Foundation. Bob became president of the Foundation in April 1990 and in September 1993 was named chairman of the Board of its Directors. He remained as president of the Foundation until July 1997, when he assumed chairman duties full time. Between 1967 and 1971, Bob served in a variety of middle management positions for Trans World Airlines (TWA) in New York and in Kansas City. After leaving TWA, he joined the Kansas City financial services firm of Waddell and Reed, where he was corporate controller until 1974. From there, Bob became chief financial Officer of Gateway Sporting Goods until he joined Marion Laboratories in 1975 as corporate controller. A wide range of positions, including vice president of information systems and controls, vice president of financial controls, vice president of community affairs and finally president of the Marion Foundation, marked Roger's tenure at Marion. Bob is also a Certified Public Accountant.

        Allen G. Rosenberg.    Allen has served as a Director of Tesoro since November 7, 2002. Since February 2, 2004, Allen serves as the Vice President of Marketing for Panolanm Industries International, Inc., a laminate manufacturing company. He also co-founded Marke Communications Inc. in 1979, for which he worked until January 2004, a direct response agency specializing in marketing and graphic arts productions.

        Paul Boucher and Henry J. Boucher, Jr. are brothers.

        Each Director is elected at our Annual Meeting of Stockholders and holds office until the next Annual Meeting until his successor is elected and qualified. Our bylaws permit the Board of Directors to fill any vacancy and any appointee may serve until the next Annual Meeting of Stockholders or until his successor is elected and qualified. Our Board elects Officers and their terms of office are at our Board's discretion, except to the extent governed by employment contracts. Our Officers devote full time to our business.

        A majority of our Directors are independent.

Stockholder Communication with Our Board

        Stockholders interested in communicating with our Directors may write to the Board of Directors c/o Henry J. Boucher, Jr., IWT Tesoro Corporation 191 Post Road West, Suite 10, Westport, CT 06880. Management will forward all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious "junk" mail. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of our Audit Committee, which will handle such matters with all procedures established by our Audit Committee and our Nominating and Governance Committee.

Board Meetings and Board Committees

        In 2002, our Board formed an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. In January 2003, upon the recommendation of each of the Committees, our Board adopted separate charters for our Audit Committee, our Compensation Committee and our Nominating and Governance Committee. In April 2003, the Board also adopted a Code of Ethics for our Senior Financial Officers. The charters and the Code of Ethics are each available at our web site, which can be found at www.iwttesoro.com.

Board Committees

        Each member of our Board Committees are independent Directors and no independent Director has any relationship to us that may interfere with each exercising their independence from management provisions relating to a Committee's membership, its rules and procedures, and its authority and responsibilities;

Audit Committee

        The Audit Committee members are Joseph A. Equale, Chair, Carl G. Anderson, Jr. and Robert B. Rogers. During fiscal 2003, the Audit Committee held eight meetings. Each Audit Committee member possesses the required level of financial literacy. Joe Equale meets the current standards of the "audit committee financial expert" required by applicable rules and regulations.

        The Committee, consistent with the Sarbanes-Oxley Act of 2002, as amended and the related rules, meets with management and the auditors prior to the filing of the Officers' certification with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls. The Committee also reviews the planned scope and results of audits, considers any recommendations the auditors may make with respect to our internal controls and procedures, oversees any responses made to such recommendations and reviews certain filings with the SEC. Our auditors report directly to the Audit Committee.

        The Audit Committee's charter also specifies:

        —The outside auditor's accountability to the Board and Audit Committee, and

        —The Audit Committee's responsibility to oversee the independence of the outside auditor.

Compensation Committee

        The Compensation Committee members are Jim Edwards, Chairman, and Allen Rosenberg and one meeting was held in 2003.

        The purpose of the Committee is discharge the Board's responsibilities relating to (1) compensating our executives, (2) approving and evaluating our equity-based compensation plans, including our Stock Incentive Plan, and (3) making arrangements with executives Officers relating to their employment relationships,

        The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company's proxy statement and assisting in the preparation of certain information to be included in other periodic reports filed with the SEC.

Nominating and Governance Committee

        The members of the Nominating and Governance Committee include Carl Anderson, Chairman and Jim Edwards and three meetings of the Committee were held during 2003.

        The Committee is responsible for selecting individuals who stand for election to our Board of Directors and to consider all reasonable comments from our stockholders regarding proposed nominees for Directors, as well as nominations for Board members recommended by Stockholders. The Committee also oversees the evaluation of the Board and management, and develops and recommends to the Board a set of Corporate Governance guidelines.

        The Committee is also charged with reviewing the appropriate skills and characteristics required of Directors in the context of the then current make-up of the Board. Its assessment generally includes issues of judgment, diversity, age and skills (such as understanding of relevant technologies, business background, etc.) in the context of an assessment of the perceived needs of the Board at that time. The Committee makes an annual report of its findings to our Board.

EXECUTIVE COMPENSATIONN

        The information described in our discussion concerning "Executive Officers" includes Henry J. Boucher, Jr., Paul Boucher, Forrest Jordan and Grey Perna. Prior to November 2002, no individual held the title of Chief Executive Officer, however Henry J. Boucher, Jr. has acted in that capacity since December 2001.

Summary Compensation Table

								Long-Term Compensation
							Awards			Payouts
		Annual Compensation
							Restricted Stock Awards ($)
Name and Principal Position	Year	Salary		Bonus ($)	Other Annual Compensation ($)			Options/ SARs		LTP Payouts ($)	All Other Compensation
Henry J. Boucher, Jr., Chairman, Director, President, Chief Executive Officer(1)	2003 2002	$240,000 120,000 —		$25,000 0 —	$18,000 0	(2)	— — —	— 100,000 —	(3)	— 0 —		— 0 —
Paul F. Boucher, Director, Senior Vice President, President, International Wholesale Tile	2003 2002 2001	$263,066 237,067 193,783	(4)	$25,000 0 —	$40,150 576,539 23,090	(5) (6) (7)	— — —	100,000 —	(3)	0 0 —	$	— 621,340 173,819	(8) (8)
Forrest Jordan, Director, Senior Vice President, Vice President, Treasurer and Secretary, International Wholesale Tile	2003 2002 2001	$253,067 237,067 193,783	(4)	$25,000 0 —	$42,374 49,000 19,871	(9) (10) (11)	— — —	100,000 —	(3)	0 0	$	— 621,340 173,819	(8) (8)
Grey Perna, Director, Senior Vice President, Vice President, International Wholesale Tile	2003 2002 2001	$253,067 237,067 193,783	(4)	$25,000 0 —	$49,558 51,883 22,688	(12) (13) (14)	— —	100,000 —	(3)	0 0	$	— 621,340 173,819	(8)

(1)
Henry signed a Salary Deferral Agreement with Tesoro, which was terminated by our Board, with Henry abstaining from the vote.

(2)
This amount represents an automobile fringe benefit.

(3)
These represent incentive stock options granted as of November 23, 2002 pursuant to our Stock Incentive Plan. The options are for ten years and have an exercise price of $3.00 per share. The options vest as follows: (a) 33% at such time as our Common Stock begins trading on the OTCBB (or equivalent), (b) 33% at such time as Tesoro attains no less than a $50.0 million market cap for ten consecutive trading days, and (c) 34% when Tesoro achieves its 2003 revenue and profit targets, as approved by Tesoro's Board of Directors. Of the options granted, 66,667 were vested and the remaining 33,333 have been cancelled.

(4)
Of the annual salary, $63,250 represents salary for the last quarter of 2002 following our acquisition of IWT effective October 1, 2002.

(5)
Includes an automobile allowance of $12,914, an automobile fringe benefit of $1,919 and payment of $25,317 for an Executive Life Insurance policy with his spouse as beneficiary.

(6)
Includes an automobile allowance of $10,500 (of which $4,500 was paid in last quarter of 2002 following the IWT acquisition), $2,055 for automobile fringe benefits (paid prior to the IWT acquisition), $2,885 for additional health benefits (paid prior to the IWT acquisition), and payment of $42,213 for an Executive Life Insurance policy with his spouse as beneficiary (of which $6,329 was paid following the IWT acquisition).

(7)
Includes automobile fringe benefit of $2,137, health fringe benefits of $6,185 and payment of $14,768 for an Executive Life Insurance policy with his spouse as beneficiary.

(8)
Includes "S" distributions and allowance for taxes.

(9)
Includes an automobile allowance of $7,413, automobile fringe benefits of $1,351 and payment of $33,610 for an Executive Life Insurance policy with his spouse as beneficiary.

(10)
Includes an automobile allowance of $6,785 (of which $4,500 was paid in last quarter of 2002 following the IWT acquisition) and payment of $42,215 for an Executive Life Insurance policy with his spouse as beneficiary (of which $8,402 was paid following the IWT acquisition).

(11)
Includes automobile fringe benefit of $265 and payment of $19,606 for an Executive Life Insurance policy with his spouse as beneficiary.

(12)
Includes an automobile allowance of $9,551, an automobile fringe benefit of $9,949 and payment of $30,058 with his spouse as beneficiary.

(13)
Includes an automobile allowance of $7,739 (of which $4,500 was paid in last quarter of 2002 following the IWT acquisition), $1,936 for additional health benefits and payment of $42,208 of an Executive Life Insurance policy with his spouse as beneficiary (of which $7,514 was paid following the IWT acquisition).

(14)
Includes automobile fringe benefit of $1,113, health fringe benefits of $4,042 and payment of $17,533 for an Executive Life Insurance policy with his spouse as beneficiary.

Our 2001 Tesoro Stock Incentive Plan.

        On December 27, 2001, our then sole Director recommended approving the 2001 Tesoro Stock Incentive Plan to our then sole stockholder, who, on December 27, 2001, approved the Plan. Below is a summary of the Plan and its objectives:

Generally

        We believe that our Plan satisfies our objective of enhancing our profitability and value for our stockholders' benefit by enabling us to offer our eligible employees, consultants and our affiliates, stock-based incentives. We believe that this will help to create a means to raise the level of stock ownership by these individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders.

        Under the Plan, we may grant "non-qualified" and incentive stock options to purchase, and restricted stock (Awards). The aggregate maximum number of shares for which Awards may be issued under the Plan will be four million shares of our common stock. The Plan does provide for equitable adjustment of the number of shares and the number of shares of each subsequent Award and of the unexercised portion of the stock option award described below in the event of a change in our capitalization due to a stock split, stock dividend recapitalization, merger, or similar event. Other than with regard to incentive stock options, the number of shares that may be delivered under the Plan will be determined after giving effect to the use by a participant of the right, if granted, to cause Tesoro to withhold from the shares of common stock otherwise deliverable to a recipient upon exercising an Award in payment of all or a portion of his or her withholding obligation arising from such exercise.

Compensation Committee's Role

        Our Compensation Committee currently controls and manages the Plan's operation and administration. The Committee has discretion to:

  •
  Determine the types, terms and conditions of all Awards, including exercise price or purchase price (if any), performance goals, and other earn-out and/or vesting contingencies and acceleration provisions,

  •
  Adopt, alter or repeal administrative rules, guidelines and practices (including special guidelines for non-U.S. employees),

  •
  Delegate administrative responsibilities,

  •
  Construe and interpret the Plan's terms and any agreements evidencing Awards granted.

        Additionally, the Committee may grant stock options and restricted stock to our employees and consultants. Participants will be selected on the basis of demonstrated ability to contribute substantially to us. Our Board has authority to grant stock options to Non-Employee Directors according to the Plan. All awards are subject to the terms of a written agreement between the participant and us.

        The awards granted under the Plan may be either incentive stock options or non-qualified stock options or restricted stock awards. The maximum number of shares subject to any award of stock options or shares of Restricted Stock is 100,000.

        The vesting schedule for any option granted under the Plan is determined by the Committee and will be set forth in a specific option agreement. To the extent not exercised, installments will accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires. The Committee has the right to accelerate the exercisability of any option.

Incentive Stock Options

        Stock options qualify as "incentive stock options" (ISOs) if they meet the requirements of Section 422 of the Internal Revenue Code. ISOs may only be granted to our employees and our affiliates and any person holding our capital stock or any affiliate possessing more than 10% of the total combined voting power of all classes of our capital stock. Affiliates will not be eligible to receive ISOs unless the exercise price per share is at least 110% of the fair market value of the stock on the date the option is granted. Each ISO granted pursuant to the Plan is exercisable, during the optionee's lifetime, only by the optionee or the optionee's guardian or legal representative.

Non-Qualified Stock Options

        Non-qualified stock options may be granted to employees or to Directors who are not our Officers nor employees, as well as to consultants and other persons who provide services to our affiliates and us. Stock options are non-qualified stock options if they do not meet the requirements for ISOs.

Restricted Stock

        The Committee may grant shares of restricted stock, which is an award of shares of common stock that is subject to the attainment of pre-established performance goals and other conditions, restrictions and contingencies as the Committee determines. Awards of restricted stock may be granted solely to participants who are our employees or consultants, or of any of its subsidiaries or parent corporation. Unless otherwise determined by the Committee at the time of the grant, each award of restricted Stock will provide that if the participant engages in detrimental activities (as defined in the Plan) prior to, or during the one year period after, any vesting of restricted Stock, the Committee may direct (at any time within two years thereafter) that all unvested Restricted Stock be immediately forfeited to us and that the participant will pay us an amount equal to the fair market value at the time of vesting of any restricted stock that has vested in the period referred to above. (This does not apply upon a Change of Control). The Committee will fix the purchase price of the Restricted Stock.

        Awards of restricted stock must be accepted within 90 days (or such shorter period as the Committee may specify at grant) after the award date by executing a Restricted Stock Award agreement and paying whatever price (if any) the Committee designates. Additionally, recipients of restricted stock are required to enter into a restricted stock agreement, which states the restrictions to which the shares are subject and the criteria or date or dates on which such restrictions will lapse. Within these limits, based on service, attainment of objective performance goals, and such other factors as the Committee may determine in its sole discretion, the Committee may provide for the lapse of such restrictions or may accelerate or waive such restrictions at any time. A participant who receives an Award of restricted stock shall not have any rights with respect to such award of restricted stock, unless and until such participant has delivered a fully executed copy of a restricted stock award agreement and has otherwise complied with the applicable terms and conditions of such award.

        Awards of restricted stock may be intended to satisfy Section 162(m) of the Code. Under the Plan, an award of restricted stock may be conditioned upon or subject to the attainment of performance goals. These performance goals will be based on one or more of the objective criteria with regard to us (or any subsidiary corporation, parent corporation, division, or other operational unit of ours) as described in the Plan.

Exercise Periods

        All options will lapse on the expiration of the option terms specified by the Committee, but in no event will non-qualified or incentive stock options be exercisable after the expiration of 10 years from the date such option is granted (five years for participants who own more than 10% of the total combined voting power of all classes of the stock of ours, our corporations or our parent corporation).

Performance Based Grants

        The exercise price per share of Common Stock subject to an Incentive Stock Option or a Stock Option intended to be "performance-based" for purposes of Section 162(m) of the Code is determined by the Committee at the time of grant but shall not be less than 100% of the fair market value of the shares of Common Stock at the time of grant. However, if an Incentive Stock Option is granted to a 10% Stockholder, the exercise price shall be no less than 110% of the fair market value of the Common Stock. The Committee also decides the exercise price per share of Common Stock subject to a non-qualified stock option.

        To the extent that the aggregate fair market value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under this Plan and/or any other stock option plan of ours or any of our subsidiaries or parent corporation exceeds $100,000, such options shall be treated as non-qualified stock options. In addition, if an employee does not remain employed by us or any of our subsidiaries or parent corporation at all times from the time an ISO is granted until three months prior to the date of exercise (or such other period as required by applicable law), such option shall be treated as a non-qualified stock option. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of our stockholders.

Paying for Options

        Payment of the purchase price is by (i) cash, (ii) check, or (iii) such other consideration as the Plan Administrators, in their sole discretion, determine and is consistent with the Plan's purpose and applicable law, or (iv) any combination of the foregoing.

Effect of Exercise

        Upon awarding Restricted Stock, the recipient has all rights of a stockholder with respect to the shares, including, without limitation, the right to receive dividends, the right to vote those shares and, subject to and conditioned upon the full vesting of the shares of restricted stock, the right to tender those shares.

        Optionees do not have stockholder rights (e.g., right to vote and receive dividends) until they exercise their option and receive shares of Common Stock.

        Each stock option expires and is no longer exercisable on the dates that the Plan administrators determine at the time when the options are granted. Stock options can also be terminated under certain circumstances following a "Change of Control."

Change of Control

        According to our Plan, a "Change of Control" occurs if we

  •
  are dissolved or liquidated,

  •
  are reorganized, merged or consolidated with one or more corporations where we are not the surviving entity, or

  •
  transfer substantially all of our property or more than 80% of our then outstanding shares to another corporation not controlled by our stockholders.

        If a Change of Control occurs, the Plan and any outstanding options will terminate unless we provide for the Plan to be assumed and continued with our options either assumed or replaced with substitute options covering the shares of a successor corporation. If no provision is made for Plan continuation, we will give all option holders advance written notice of the Change of Control, all options will become fully exercisable and the option holders will then have 30 days to exercise their options.

        If our corporate structure changes or if our shares change (i.e. if we recapitalize, our stock splits, we consolidate, we undertake a rights offering, or we issue a stock dividend), the Plan administrators will make appropriate adjustments to the number or class of shares which may be distributed under the Plan and the option price or other price of shares subject to the outstanding awards under the Plan in order to maintain the purpose of the original grant.

Federal Income Tax Overview

        The following discussion of the federal income tax consequences of granting and exercise of stock options and restricted stock awards under the Plan and the sale of common stock acquired as a result of any exercises of options is based on an analysis of the Code, existing laws, judicial decisions, and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the federal income tax consequences described below, a participant may also be subject to state, local, estate and gift tax consequences, none of which is described below. This discussion is limited to the U.S. federal income tax consequences to individuals, who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options.

        Neither the grant nor (provided the holding periods described below are satisfied) the exercise of an incentive stock option will result in taxable income to a participant or a tax deduction for us. However, for purposes of the alternative minimum tax, the excess of the fair market value of the shares acquired upon exercise of an incentive stock option (determined at the time the option is exercised) and the exercise price for such shares will be considered part of the participant's income.

        If the applicable holding periods described below are satisfied, the sale of shares of common stock purchased upon the exercise of an incentive stock option will result in capital gain or loss to the participant and will not result in a tax deduction to us. To receive the foregoing incentive stock option tax treatment as to the shares acquired upon exercise of an incentive stock option, a participant must hold such shares for at least two years following the date the incentive stock option is granted and for one year following the date of the exercise of the incentive stock option. In addition, a participant generally must be an employee of ours (or a subsidiary corporation or parent corporation of ours) at all times between the date of grant and the date three months before exercise of the option.

        If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of the fair market value of the shares on the date of exercise minus the exercise price, or the amount realized on the disposition minus the exercise price, will be treated as ordinary compensation income in the taxable year of the disposition of the shares, with any remaining gain being treated as capital gain. If the holding periods are not satisfied, we will generally be entitled to a tax deduction equal to the amount of such ordinary income included in the participant's taxable income, subject to Section 162(m) of the Code.

Non-Qualified Stock Options.

        A participant will recognize no taxable income at the time a non-qualified stock option is granted to a recipient.

        A participant will recognize ordinary compensation income at the time a non-qualified stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares purchased by the optionee over the exercise price for such shares. Other than with regard to Non-Employee Directors, this ordinary compensation income will also constitute wages subject to income tax withholding under the Code and we will require the participant to make suitable arrangements to ensure that the participant remits to us an amount sufficient to satisfy all tax withholding requirements.

        We will generally be entitled to a deduction for federal income tax purposes at such time and in the same amount as the amount includable in the participant's ordinary income in connection with his or her exercise of a non-qualified stock option, subject to Section 162(m) described herein.

        Upon a participant's subsequent sale or other disposition of shares purchased on exercise of a non-qualified stock option, the participant will recognize capital gain or loss (which may be short-term or long-term depending upon the participant's holding period) on the difference between the amount realized on such sale or other disposition and the participant's tax basis in the shares sold. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price for such shares and the amount includable in the participant's income with respect to such exercise and acquisition of the shares.

All Stock Options.

        The following considerations may also apply to grants of non-qualified stock options and/or incentive stock options:

  •
  Any of our Officers and Directors subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their stock options,

  •
  Any entitlement to a tax deduction on the part of us is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding a $1,000,000 limitation on deductible compensation), and

  •
  In the event that the exercisability or vesting of any stock option is accelerated because of a change in control, payments relating to the stock option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes.

        In general, Section 162(m) of the Code does not allow a publicly held corporation, for federal income tax purposes, to deduct compensation in excess of $1 million per year per person to its chief Executive Officer and the four other Officers whose compensation is disclosed in its proxy statement, subject to specific exceptions. Our Plan does not currently qualify for the exceptions and is therefore subject to the limitations of Section 162(m).

        Options may not be sold, assigned, transferred, pledged or encumbered, except by will or by the laws of descent and distribution. The optionee may only exercise an option during his or her lifetime or his or her estate, for a period of time after the optionee's death.

        Generally, our Board of Directors or the Committee have the power to amend, terminate or suspend all or any portion of the Plan without stockholder approval. However, no amendment may impair an existing award or alter the rights of a recipient of options already granted under the Plan without the recipient's consent. Additionally, the Board of Directors may not, without further approval of our stockholders and according to Nevada law, solely to the extent required by the applicable provisions of Rule 16b-3, Section 162(m) or 422 of the Code, or the rules of any applicable exchange:

  •
  Increase the aggregate number of shares of Common Stock that may be issued under this Plan,

  •
  Increase the maximum individual Participant limitations for a fiscal year,

  •
  Change the classification of employees, Consultants or Non-Employee Directors eligible to receive Awards under this Plan,

  •
  Decrease the minimum option price of any Stock Option,

  •
  Extend the maximum Stock Option period,

  •
  Materially alter the Performance Criteria for the Award of Restricted Stock, or

  •
  Make any other amendment that would require stockholder approval under the rules of any exchange or system on which our securities are listed or traded.

        Unless previously terminated by the Board of Directors, the Plan shall terminate on the earlier of December 31, 2012 or ten years after the date the Plan is effective. Through December 31, 2003, 440,000 options were granted, of which 306,668 have vested and the remaining 133,332 were cancelled. Additionally, 124,500 restricted shares were issued under the Plan.

        Subsequent to the end of fiscal 2003, all the share underlying the Plan were registered and those shares already issued were registered for resale, pursuant to a registration statement on Form S-8.

Stock Option Grants in Last Fiscal Year

        During the fiscal year ended December 31, 2003, no options were granted.

Option Exercises and Year End Values

        No options were exercised during fiscal year ended December 31, 2003 by the persons named in the "Summary Compensation Table" above.

Pension Plan

        The Company sponsors a 401(k) plan known as the International Wholesale Tile 401(k) Profit Sharing Plan & Trust. The Pension Plan provides tax deferred salary deductions for eligible employees. Employees may contribute from 1% to 12% of their annual compensation to the Pension Plan, limited to an annual maximum amount as set periodically by the Internal Revenue Service. The Company provides matching contributions equal to 100% of the employee's contributions up to a maximum of 3% of eligible pay. The contribution expense related to the Pension Plan amounted to $76,249 and $59,352 for the years ended December 31, 2003 and 2002, respectively.

Directors' Compensation

        Under the Plan, the Board of Directors has the authority to grant to Non-Employee Directors, subject to the terms of the Plan, options to purchase

  •
  up to a maximum of 150,000 shares of Common Stock as of the date the non-employee Director begins service as a non-employee Director and

  •
  up to a maximum of 75,000 shares of Common Stock in any calendar year, provided the non-employee Director has not ceased to be a Director or if he ceased to be a Director he has not become an employee or consultant of Tesoro or its affiliates.

        The per share exercise price will be determined by the Board of Directors but will not be less than 100% of the fair market value of the share of Common Stock at the time of grant and may be subject to stockholder approval. The term of each option granted to a Director pursuant to the Plan shall be 10 years, and such option shall be 50% vested and exercisable on the date such option is granted, and 50% vested and exercisable on the first anniversary of the grant date.

        On November 22, 2002, our Board approved the compensation of the outside Directors as follows:

  •
  Issuing 10,000 shares upon accepting the Board appointment;

  •
  A stipend of $500 per Director per meeting attended;

  •
  A stipend of $500 per Director per Committee meeting attended (with the exception of the Chair of the Audit Committee, who will receive a stipend of $1,000 per meeting);

  •
  Reimbursement of out of pocket expenses incurred by each Director in order to attend a meeting (spouse costs included for annual stockholder/ Board meeting only); and

  •
  10,000 options to acquire shares of common stock at the fair market value per each full calendar year of service.

Compensation Committee Interlocks and Insider Participation

        No member of our Compensation Committee has ever been an Executive Officer or employee of ours. None of our Executive Officers currently serve, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors or any other entity that has one or more Executive Officers serving as a member of our Board of Directors or Compensation Committee.

Board Compensation Committee Report on Executive Compensation

General Compensation Policy.

        The Compensation Committee administers the Corporation's executive compensation program, which is intended to provide incentives to Executive Officers to achieve both current and long-term strategic management goals of the Corporation, with the ultimate objective of achieving a superior return on the shareholders' investment. To this end, the program is comprised of cash and equity-based components, which recognize performance as measured against the Corporation's annual and long-term goals as well as performance evaluated in comparison to industry peers.

        Equity-based compensation, including the Stock Incentive Plan, encourages ownership and retention of the Corporation's common stock by key employees, assuring that they have a meaningful stake in the Corporation's continued success and thereby aligning the interests of these employees and shareholders.

        The executive compensation program is designed to assist the Corporation in achieving its business objectives by: maintaining a competitive compensation program to attract and retain qualified executives; providing performance-based incentive compensation that is directly related to the Corporation's financial performance and individual contributions to that performance; and linking compensation to factors which affect short-term and long-term stock performance.

        The manner in which the Committee establishes the compensation and incentives of each of Tesoro's Executive Officers listed in the Summary Compensation Table is described below.

Cash Compensation.

        The Compensation Committee determined the annual cash compensation paid to the Corporation's Executive Officers for 2003, consisting of salary and incentive compensation. The salaries paid to the Executive Officers named in the Summary Compensation Table for 2003 are shown in the "Salary" column of that Table. These salaries were subjectively determined after consideration of the Executive Officer's individual responsibilities, performance, experience, the chief Executive Officer's evaluation of the other Executive Officers, a review of several measurements of the Corporation's short-term and long-term financial results compared with industry peers, and other factors such as budgetary considerations and inflation rates.

        The incentive compensation in the form of stock option were granted and vested pursuant to the Stock Incentive Plan, which incorporates modern incentive plan techniques and executive retention features for the purpose of closely aligning the interests of executives with those of shareholders. Typically, the Committee may assign to certain or all Executive Officers a target bonus. The participant's incentive compensation is based on accomplishment of specific performance levels set forth in stock option or incentive agreements.

        On November 23, 2002, the Committee granted incentive stock options pursuant to the Plan to purchase up to 100,000 shares to each of the four Executive Officers, The options are for ten years and have an exercise price is $3.00 per share. The options vest as follows: (a) 33% at such time as our Common Stock begins trading on the OTCBB (or equivalent), (b) 33% at such time as Tesoro attains no less than a $50.0 million market cap for ten consecutive trading days, and (c) 34% when Tesoro achieves its 2003 revenue and profit targets, as approved by Tesoro's Board of Directors. Of the criteria, each achieved (a) and (b), but not (c). As such, options to purchase up to 66,667 shares were vested in each of the Executive Officers.

Other Compensation.

        The Executive Officers are also covered by medical plans that are generally applicable to full-time employees of the Corporation and its subsidiaries. They also receive automobile allowances and payment of life insurance policies.

The above report is submitted by:

James Edwards, Chairman
Allen Rosenberg

Employment and Consulting Agreements

        Henry J. Boucher, Jr.    On December 29, 2001, Tesoro entered into an employment agreement with Henry to serve as Tesoro's President. In consideration for his services, and under the terms of his employment agreement, Henry receives an annual salary of $120,000. He had signed a Salary Deferral

Agreement that was later terminated by Tesoro's Board, with Henry abstaining. All his deferred salary was paid to Henry Boucher in December 2002. He also receives a monthly car allowance of $1,500. Henry Boucher's employment may be terminated for cause at any time and within 30 days without cause. He is subject to non-disclosure and non-compete provisions.

        On March 27, 2003, the Board of Directors voted to increase the term of Henry Boucher's employment agreement from one year to three years and to increase his salary to $240,000 per year at such time as the registration statement of which this prospectus is a part is effective. At that time, the salary will be retroactive as of January 1, 2003. At the same time, the Board also voted to issue Mr. Boucher a $25,000 bonus for 2002.

        Forrest Jordan.    Effective October 2, 2002, IWT entered into an employment agreement with Forrest for one year, renewed automatically unless terminated by IWT not less than ninety days prior to the expiration of the term. In consideration for his services, Forrest Jordan receives a salary of $253,000 per year. He also receives a monthly car allowance of $1,500. Forrest Jordan also receives a life insurance policy whose beneficiary is his family and such other compensation as determined by the Compensation Committee. He is subject to non-disclosure and non-compete provisions. On March 27, 2003, the Board of Directors voted to increase the term of his employment agreement from one year to three years and to issue Forrest Jordan a $25,000 bonus for 2002.

        Paul F. Boucher.    Paul Boucher's employment agreement is substantially the same as that of Forrest Jordan's, with the exception that he receives an annual salary of $263,000. On March 27, 2003, the Board of Directors voted to increase the term of his employment agreement from one year to three years and to issue Paul Boucher a $25,000 bonus for 2002.

        Grey Perna.    Grey Perna's employment agreement is substantially the same as that of Forrest Jordan's. On March 27, 2003, the Board of Directors voted to increase the term of his employment agreement from one year to three years and to issue Grey Perna a $25,000 bonus for 2002.

Deferred Compensation Agreements

        In August 2004, Tesoro entered into deferred compensation agreements with Bud Boucher, Forrest Jordan, Paul Boucher and Grey Perna. All the members of Tesoro's Compensation Committee, as well as the full Board, with the four affected members abstaining, had previously approved the agreements.

        The agreements each provide that Tesoro will agree to defer $25,000 of compensation up to the age of 65. Tesoro has funded this liability with life insurance containing cash value equal to the liability due to these four Officers. This deferred compensation program is designed to be self-funding and is expected to return all cash paid into the program, along with a 12% annual return on the investment. Tesoro is the owner and beneficiary of the underlying life insurance coverage and death benefit.

OUR PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of August 31, 2004, the shares of Common Stock owned beneficially by (i) each of our Executive Officers, (ii) each of our current Directors, (iii) all Executive Officers and Directors as a group, (iv) each person known by us to be the beneficial owner of more than five percent of our Common Stock. "Beneficial Ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. For example, Common Stock is "beneficially" owned not only if it is held directly, but also if it is held indirectly (though a relationship, a position as a Director or trustee, or a contract or understanding), or has (or share the power to vote the stock or sell it) the right to acquire it within 60 days. Except as disclosed in the footnotes below, each of the Executive Officers and Directors listed have sole voting and investment power over his or its shares. As of August 31,, 2004, 11,696,102 shares of our common stock were issued and outstanding, held by approximately 236 holders of record.

Name(1)	Current Title	Shares Beneficially Owned		Percent of Class
Henry J. Boucher, Jr.	• Tesoro: Chairman, President, Chief Executive Officer, Interim Chief Financial Officer, Director • IWT Tesoro International Ltd.: Director • IWT Tesoro Transport, Inc.: President and Director	850,167	(2)(3)	7.2%
James R. Edwards(4)(5)	Tesoro: Director	50,000	(6)	*
Joseph A. Equale(7)	Tesoro: Director	10,000		*
Carl G. Anderson, Jr.(5)(7)	Tesoro: Director	75,000	(8)	*
Robert B. Rogers(5)	Tesoro: Director	22,500	(9)	*
Allen G. Rosenberg(4)	Tesoro: Director	25,000	(6)	*
Paul F. Boucher	• Tesoro: Director, Senior Vice President • IWT: President, Director • IWT Tesoro International Ltd.: Director	3,096,667	(2)(10)(11)	26.4%
Forrest Jordan	• Tesoro: Senior Vice President, Director • IWT: Senior Vice President, Treasurer, Secretary, Director • IWT Tesoro International Ltd.: Director	3,066,667	(2)(17)	26.1%
Grey Perna	• Tesoro: Director, Senior Vice President • IWT: Senior Vice President, Director • IWT Tesoro International Ltd.: Director	3,068,667	(2)(10)	26.2%
All Current Officers, Directors and Nominees for Director; as a Group (nine persons)		10,279,168		85.5%

*
Less than 1%.

(1)
The address for each of Tesoro's Directors, Nominees for Directors and Executive Officers is 191 Post Road West, Suite 10, Westport, CT 06880.

(2)
Includes options to purchase up to 66,667 shares at $3.00 per share.

(3)
Includes 3000 shares held in IWT's 401(k).

(4)
Member of the Compensation Committee.

(5)
Member of the Nominating and Governing Committee.

(6)
Includes 15,000 incentive stock options, of which (a) 10,000 are vested and which are exercisable at $3.00 per share; and (b) 5,000 options are vested and exercisable at $6.00 per share. Also includes warrants to purchase up to 15,000 shares at $3.00 per share through January 7, 2008.

(7)
Member of the Audit Committee.

(8)
Includes 15,000 incentive stock options, of which (a) 10,000 are vested and which are exercisable at $3.00 per share; and (b) 5,000 options are vested and exercisable at $6.00 per share. Also includes warrants to purchase up to 10,000 shares at $3.00 per share through March 10, 2008.

(9)
Includes 5,000 incentive stock options that are currently vested at $6.00 and warrants to purchase 3,500 shares at $7.00 per share.

(10)
IWT's institutional lender requires that during the term of its loan, Paul Boucher, Grey Perna and Forrest Jordan will not allow their aggregate beneficially ownership interest in Tesoro to be less than 51%.

(11)
Includes 30,000 shares held by Mr. Boucher's minor children. Also includes 700 shares held in the Company's 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

        The following are brief descriptions of transactions between us (or any of our affiliates) and any of our Directors, Executive Officers or Stockholders beneficially owning more than 5% of our shares, or any member of the immediate family of any of those persons, or other entities in which such persons beneficially own more than 5%.

        In May 2002, Tesoro sold 100,000 shares of our common stock for an aggregate of $20,000 to Mentus Consulting LLC, a limited liability company, controlled by Henry J. Boucher, our President and Chief Executive Officer.

        Forrest Jordan, Grey Perna and Paul F. Boucher as payees, hold promissory notes from IWT in the principal amounts of $88,711.93, $120,000 and $240,000, respectively. The notes bear interest at 10% per year and are due on or before December 31, 2025. In connection with our credit facility for $17.0 million, Forrest, Grey and Paul have each entered into a subordination agreement with the lender that provides that each of these obligations are subordinated to that of the lender and these obligations have also been assigned to the lender as security for our obligations to the lender.

        As part of our acquiring IWT, we issued nine million shares to Forrest Jordan, Grey Perna and Paul F. Boucher. Each of these stockholders entered into a repurchase agreement by which each may sell a total of 150,000 shares of Tesoro common stock over a three-year period back to us for a price per share based on 88% of Tesoro's then weighted average price. On June 26, 2003, each of these repurchase agreements was terminated and is no longer of any force or effect.

DESCRIPTION OF OUR CAPITAL SECURITIES

        We are authorized to issue 100 million shares of common stock, par value $.001 per share, and 25 million shares of preferred stock, $.001 per share. As of August 31, 2004, 11,696,102 of our shares of common stock were issued and outstanding and no shares of preferred stock issued or outstanding. Additionally, options to purchase up to 351,666 options have been granted pursuant to our Stock Incentive Plan, 331,666 of which are vested. Finally, warrants to purchase up to 549,500 shares of our Common Stock are also outstanding.

        The following descriptions constitute brief summaries of the material provisions of our Articles of Incorporation and Bylaws, copies of which have been filed with the SEC.

Common Stock

        The holders of our common stock are entitled to dividends, if any are declared, and are entitled to a pro rata portion of our assets if we liquidate or dissolve our business, if our assets are not first distributed to our creditors or preferred stockholders.

        Each share of common stock entitles the holders to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of shares voting for the election of Directors can elect all of the Directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any Directors. Our bylaws require that only a majority of the issued and outstanding shares of our common stock is required to transact business at a stockholders' meeting. The common stock has no preemptive, subscription or conversion rights nor may we redeem it.

Preferred Stock

        Our Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of our common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of Tesoro.

Options

        All of the options granted pursuant to our Stock Incentive Plan are for 10 years from the date of grant. Currently 351,666 options have been granted, of which 331,666 have vested. All options are priced at fair market value from the date these options were granted.

Warrants

        Currently, warrants to purchase up to 549,500 shares are outstanding. Each of these warrants are exercisable for five years from the date the warrants were issued. Of these options 199,500 are exercisable at $3.75 per share and 350,000 options are exercisable at $7.00 per share.

Additional Information Describing Securities

        For additional information regarding our securities, you may view our Articles of Incorporation and bylaws which are available for inspection at our offices or which can be viewed through the EDGAR database at http://www.sec.gov as exhibits to the registration statement on Form S-1. You may also choose to review applicable statutes of the state of Texas for a description concerning statutory rights and liabilities of stockholders.

Reports to Stockholders

        We will furnish to holders of our securities annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our stockholders as we see as appropriate.

The Penny Stock Rules

        While are shares are being offered at more than $5.00 per share, if our stock trades below $5.00 per share, it may be considered to be a "penny stock." Penny stocks are securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if our market price is $5.00 or greater. The price of our securities may not reach or maintain a $5.00 price level.

OUR SELLING STOCKHOLDERS

        The table below sets forth information concerning the shares of common stock beneficially owned by the selling stockholders. It sets forth the names of each person who is offering the resale of shares of common stock under this Prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares and percentage ownership of the common stock owned by each person after the offering. Assuming all the shares of registered below are sold by the selling stockholders, certain of the selling stockholders will continue to own shares of our common stock following this offering. All shares still held by the selling stockholders following this offering have previously been registered for resale either pursuant to a registration statement on Form SB-2 effective June 17, 2003 or on Form S-8 effective January 26, 2004. Our Executive Officers and Directors who are related to any of the Selling Stockholders each disclaim any beneficial ownership interest in the shares held by their respective relatives. Currently, none of the shares, including any underlying common stock, are subject to any lock-up agreements.

Name of Selling Stockholder	Amount of Common Stock Owned Prior to The Offering	Number of Shares Of Common Stock Offered by the Selling Stockholder	Amount of Shares to be held by the Selling Stockholder following the Offering
Carl G. Anderson Jr. and Deborah B. Anderson, JTROS(1)(2)(3)	50,000	50,000	0
Andrew and Michelle Berry, JTROS	25,000	15,000	10,000	(4)
Ana M. Berwig(1)	50,000	30,000	20,000	(4)
Paul F. Boucher(3)(5)(6)(7)	3,096,667	3,000,000	96,667
David Boucher(8)	1,000	1,000	0
Henry J. "Bud" Boucher, Jr.(3)(6)(10)	850,167	783,500	66,667
Dennis Boucher, C/F Chelsea Boucher, UGMA/VA(8)	1,000	1,000	0
Dennis Boucher, C/F Coleen Boucher, UGMA/VA(8)	1,000	1,000	0
Dennis Boucher, C/F Patrick Boucher, UGMA/VA(8)	1,000	1,000	0
Dennis Boucher, C/F Sam Boucher, UGMA/VA(8)	1,000	1,000	0
Dennis and Dianne Boucher, JTROS(8)	2,000	2,000	0
Kathleen M. Boyd(1)	50,000	15,000	35,000	(4)
Frank J. and Teresa Carr JTROS(1)(A)	83,334	50,000	33,334	(4)(9)
Ceramicasa UDA SPA(11)	200,000	200,000	0
Edwards Family Trust U/A Dtd 8/19/96, James R. Edwards and Joan M. Edwards, Ttees(1)(12)	25,000	25,000	0
Nicola Higgins and John McLennan JTROS(1)	50,000	30,000	20,000	(4)
Wayne Horne(13)	6,750	6,750	0
Guy Iannuzzi(1)	88,334	50,000	33,334	(4)
Forrest Jordan(3)(6)(14)	3,066,667	3,000,000	66,667
Dorothy Lind(1)	50,000	50,000	0
James W. Lohmeyer(1)(15)	30,000	30,000	0
Norwalk Community College Foundation Inc.(16)	2,000	2,000	0
Grey Perna(3)(6)(17)	3,068,667	3,000,000	66,667	(4)(17)
Nico Pronk(13)	6,750	6,750	0

(1)
Includes shares underlying outstanding warrants to purchase common stock for five years currently at an exercise price of $3.75 per share. The exercise prices increases by $.25 per share through the exercise period. These warrants were acquired as part of a Tesoro private offering of units. The shares being registered on behalf of this selling stockholder, if applicable, were also acquired in the unit offering. These warrants are described below following the notes to the above list of Selling Stockholders.

(2)
Does not include 10,000 shares issued pursuant to Tesoro's SIP. Also does not include options to purchase 15,000 shares for 10 years, 10,000 of which are exercisable at $3.00 per share and 5,000 are exercisable at $5.50 per share. The exercise price is based on the fair market value at the date of grant. All the securities described in this footnote are held in Carl Anderson's name only. Carl is an outside independent Tesoro Director, a member of its Audit Committee and Chair of its Governance and Nominating Committee.

(3)
All Tesoro affiliates, including Executive Officers and Directors, are currently governed by the resale limitations described in Rule 144 of the Securities Act.

(4)
These shares were previously registered for resale pursuant to Tesoro's registration statement effective June 17, 2003.

(5)
Paul is a Tesoro Senior Vice President and an inside Director.

(6)
These shares also include options to purchase 66,667 shares at $3.00 per share pursuant to Tesoro's SIP for 10 years. The exercise price is based on the fair market value at the date of grant.

(7)
Also includes 30,000 shares held by Paul's minor children. These shares were registered for resale pursuant to Tesoro's registration statement effective June 17, 2003.

(8)
Acquired as a gift from a Tesoro's stockholder.

(9)
Does not include 10,000 shares held in Mr. Carr's name only and previously registered for resale pursuant to the June 17, 2003 registration statement.

(10)
Bud is Tesoro's President, Chairman and an inside Director.

(11)
Includes warrants to purchase 100,000 shares for three years at $7.00 per share.

(12)
Does not include 10,000 shares issued pursuant to Tesoro's SIP. Also does not include options to purchase 15,000 shares for 10 years, 10,000 of which are exercisable at $3.00 per share and 5,000 are exercisable at $5.50.00 per share. The exercise price is based on the fair market value at the date of grant. All the securities described in this footnote are held in Jim Edwards' name only. Jim is an outside independent Tesoro Director, a member of its Governance and Nominating Committee and Chair of its Compensation Committee.

(13)
Issued in consideration for consulting services.

(14)
Mr. Jordan is Tesoro's Chief Financial Officer, a Senior Vice President and an inside Director.

(15)
Does not include 20,000 shares held by Pershing LLC C/F IRA of James W. Lohmeyer.

(16)
Received as a gift from Bud Boucher, Tesoro's President, Chairman and an inside Director.

(17)
Mr. Perna is a Tesoro Senior Vice President and an inside Director.

        Below is a list of outstanding warrants exercisable currently at $3.75 per share which underlying shares are being registered:

Name of Holder	Amount of Warrants
Carl G. Anderson, Jr. and Deborah B. Anderson, JTROS	10,000
Ana Berwig	30,000
Kathleen Boyd	15,000
Edwards Family Trust	7,500
Nicola Higgins and John McLennan, JTROS	30,000
Guy Iannuzzi	50,000
Dorothy Lind	50,000
James Lohmeyer	7,000

        Assumes that all of the shares held by the selling stockholders and are being offered under this prospectus are sold and that the selling stockholders acquire no additional shares of common stock before this offering is completed. The actual number of shares of common stock offered is subject to change and could be materially greater or lesser than the estimated amount indicated, depending on a number of factors including, among other things, any adjustments to account for stock splits, stock dividends and similar types of adjustments.

        The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF NEVADA LAW AND OUR GOVERNING DOCUMENTS

        Our articles of incorporation and bylaws and Nevada law contain provisions that could delay or prevent a change in control and could also limit the market price of our stock. Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions provide us with the right to:

  •
  Authorize the issuance of preferred stock that can be created and issued by the Board of Directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock; and

  •
  Establish advance notice requirements for submitting nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting.

        Further, certain provisions of Nevada law make it more difficult for a third party to acquire us. Some of these provisions permit us to:

  •
  Establish a supermajority stockholder voting requirement to approve an acquisition by a third party of a controlling interest; and

  •
  Impose time restrictions or require additional approvals for an acquisition of us by an interested stockholder.

DISCLOSURE OF THE SEC'S POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our bylaws provide that our Officers and Directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that persons duties is found by a court of law. Additionally, we have entered into separate Indemnity Agreements with each of our Executive Officers and Directors to provide for additional protection. Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

        We are registering 10,351,000 shares of common stock held by certain of our selling stockholders. Of the 10,351,000 shares being offered, 9,858,500 shares are being registered on behalf of certain of our Executive Officers and Directors. Also included in these shares are 199,500 shares issuable upon the exercise of warrants currently with an exercise price of $3.75 per share and 100,000 warrants to purchase shares at $7.00 per share. We issued these transactions to the selling stockholders in private placement transactions. The selling stockholders named in the table above, or their transferees, assignees, pledges, donees, or other successors-in-interest who receive common stock or warrants from the selling stockholders as a gift, partnership, distribution or other non-sale related transaction after the date of this prospectus may sell the shares of common stock listed in the table from time to time.

Sales by our Selling Stockholders

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  Ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

  •
  Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  An exchange distribution that complies with the rules of the exchange;

  •
  Privately-negotiated transactions;

  •
  Short sales;

  •
  Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  A combination of any such methods of sale; or

  •
  Any other method permitted pursuant to applicable law.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

        The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares of our common stock or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares of our common stock to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares of our common stock. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholders may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares of our common stock so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares of our common stock for which they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares of our common stock. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus, which qualify for sale through Rule 144 promulgated under the Securities Act, may be sold under Rule 144 rather than through this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not engage in market making activities with respect to our common stock during certain restricted periods. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and the selling stockholders have been informed of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. We and the selling stockholders have agreed to indemnify each other against certain losses, damages, claims and liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

        In connection with the sale of our common stock or related interests, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Lock-Up Periods

        While there currently are no contractual lock-up periods imposed, Rule 144 of the Securities Act generally limits the number of shares that may be sold by an affiliate within a 90-day period to 1% of Tesoro's outstanding common stock. An affiliate includes any Director, Executive Officer or stockholder owning 10% or more of the outstanding common stock. Additionally, no stockholder, including any controlling person, may trade if such stockholder has insider information. Furthermore, our Executive Officers and Directors are further restricted when they can sell their shares by Tesoro's Insider Trading Policy.

        The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares by the selling stockholders may depress the market price of our common stock since the number of shares, which may be sold by the selling stockholders, is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholders were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such transactions could adversely affect the market price of our common stock.

Sales and Purchases by Broker-Dealers

        In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the sale. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions:

  •
  In the over-the counter market or otherwise;

  •
  At prices and on terms then prevailing at the time of sale;

  •
  At prices then related to the then-current market price; or

  •
  In negotiated transactions.

        These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

Expenses of this Offering

        We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders will be required to pay commissions and brokerage expenses on their sales, if any.

Post-Effective Amendments and Prospectus Supplements

        At the time a particular offer of shares is made, to the extent required, a supplement to this prospectus will be distributed which will identify and set forth the following:

  •
  The names of the selling stockholders;

  •
  The number of shares being sold;

  •
  The price;

  •
  Commissions being paid;

  •
  That there has been no investigation by broker-dealer; and

  •
  Any other facts material to the transaction.

        The rules and regulations set forth in Regulation M promulgated under the Exchange Act provide that, during the period that any person is engaged in a distribution of shares within the meaning of Regulation M, that person usually may not purchase shares. The selling stockholders are subject to the rules and regulations of the Securities Act and the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of shares by the selling stockholders. Regulation M's prohibition on purchases may include purchases to cover short positions by the selling stockholders and a selling stockholder's failure to cover a short position at a lender's request, and subsequent purchases of shares by the lender in the open market to cover such short positions, may constitute an inducement to buy shares which is prohibited by Regulation M. Consequently, this may affect the marketability of the shares. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M may apply to them. All of the foregoing may affect the marketability of the shares offered hereby.

        This Registration Statement of which this Prospectus is a part will remain effective until the earlier of (a) the date when all of the shares registered by this registration statement have been distributed to the public, or (b) the date the shares of common stock are eligible for sale in their entirety under Rule 144(k). In the event that any shares remain unsold at the end of such period, we may file a post-effective amendment to the registration statement for the purpose of deregistering the shares registered by this prospectus.

Sales in Certain States

        Under the securities laws of certain states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

SHARES ELIGIBLE FOR FUTURE SALE

        Only a very limited public market for our common stock exists. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect our stock's prevailing market price and our ability to raise capital by another offering of equity securities. Of the 11,696,102 shares outstanding as of August 31, 2004;

  •
  10,051,500 shares are being registered pursuant to this registration statement (not including warrants to purchase up to an additional 299,500 shares, which underlying shares are also being registered for resale);

  •
  287,122 shares of our outstanding common stock are currently free trading, of which,

  •
  250,000 shares were registered on our registration statement effective June 17, 2003, and

  •
  37,122 shares were issued pursuant to resales of stock relating to our Stock Incentive Plan, which 400,000 underlying shares were registered for resale in January 2004 pursuant to registration Statement on Form S-8;

  •
  1,243,502 shares were registered for resale on our June 17, 2003 registration statement; and

  •
  113,978 shares have been registered for resale pursuant to our January 2003 Form S-8 registration statement.

        Currently, no contractual lock-ups exist for any of these shares. However, shares held by our "affiliates," as that term is defined in the Securities Act, will be subject to the resale limitations of Rule 144 under the Securities Act.

        Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell (within any three month period) a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Tesoro. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of IWT Tesoro at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

        The availability for sale of substantial amounts of common stock subsequent to this offering could adversely affect the prevailing market price of the common stock and could impair our ability to raise additional capital through the sale of its equity securities. Prospective investors should be aware that the possibility of such sales may, in the future, have a depressive effect on the price of our common stock in any market that may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of Tesoro may sell their shares during a favorable movement in the market price of our common stock, which may have a depressive effect on its price per share. See "Description of Securities", "Principal Stockholders", "Concurrent Offering" and "Important Risk Factors".

        The foregoing summary of Rule 144 is not a complete description.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

        Effective September 13, 2004, Kantor, Sewell & Oppenheimer, PA (KSO) resigned as the independent public accountant for IWT Tesoro Corporation. The decision to accept KSO's resignation was made by Tesoro's audit committee. KSO's resignation follows Tesoro's filing of its quarterly report on Form 10-Q for the quarter ended June 30, 2004, which report did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

        For the fiscal years ended December 31, 2003 and December 31, 2002, and through the effective date of their resignation, we have had no disagreements with KSO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to KSO's satisfaction, would have caused it to make references thereto in its report on our financial statements as of and for the fiscal years ended December 31, 2003 and December 31, 2002.

        Effective September 10, 2004, McGladrey & Pullen, LLP was appointed as our independent public accountant. McGladrey will report on our consolidated statements of financial condition as of December 31, 2004 and the consolidated statement of operations, changes in stockholders' equity and cash flows for the same fiscal period. McGladrey will also perform a review of the unaudited condensed quarterly financial statements to be included in our quarterly reports on Form 10-Q. Our audit committee approved retaining McGladrey as our new independent public accountants.

        During the fiscal years ended December 31, 2003 and December 31, 2002 and the subsequent interim period prior to McGladrey's engagement, we have not engaged McGladrey as either the principal accountant to audit our financial statements, or as an independent public accountant to audit any of our significant subsidiaries and on whom McGladrey is expected to express reliance in its report. Additionally, neither Tesoro nor someone on our behalf consulted with McGladrey regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit option that might be rendered on our financial statements, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) and the related instructions thereto) or a reportable item (as described in Item 304(a)(1)(v)), during Tesoro's two most recent fiscal years or any subsequent interim period.

        Effective December 1, 2003, our independent accountants, Sewell and Company, PA, of Hollywood, Florida was dismissed by Tesoro and was replaced by our audit committee and a vote of the entire Board with the accounting firm of Kantor, Sewell & Oppenheimer, PA (KSO), the successor firm to Sewell and Company. KSO maintains the same facilities as Sewell and Company and is a Florida SEC qualified accounting firm. Sewell reported on and audited the financial statements prepared by the Registrant for the period commencing September 20, 2000 through September 30, 2003. The recommendation by our Audit Committee was based upon KSO becoming the successor firm pursuant to the merger of Sewell with Kantor and Oppenheimer.

        None of Sewell's reports on the financial statements for either the past two years contained an adverse opinion or a disclaimer of opinion, nor were qualified or modified as to uncertainty, audit scope, or accounting principles. Additionally, during the Registrant's two most recent fiscal years and any subsequent interim period preceding

        Sewell's dismissal, there were no disagreements with our former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

        On September 13, 2002, Tesoro notified the accounting firm of Magee, Rausch & Shelton, LLP of Tulsa, OK ("MRS") that MRS had been replaced as Tesoro's principal accountant. MRS reported on and audited the financial statements prepared by Tesoro since our inception on May 3, 200 and ending July 15, 2000. It has not prepared any financial statements subsequent to the July 15, 2000, reports.

        On August 23, 2002, Tesoro engaged the accounting firm of Sewell and Company, PA of Hollywood, Florida, as its principal accountant to audit the financial statements prepared by Tesoro for the fiscal year ended December 31, 2002 and for its past financial filings. The decision to change accountants was approved by Tesoro's Board of Directors and was based on its belief that Tesoro's operations would be more accessible and economically undertaken by a Florida SEC qualified accounting firm since its wholly-owned subsidiary, International Wholesale Tile, Inc. is a Florida corporation located in Palm City, Florida.

        MRS did not prepare the audited financial statements for the last two fiscal years. However, for the previously prepared audited report prepared by MRS, the MRS report on Tesoro's financial statements and audits contained no adverse opinion or disclaimer of opinion and were not qualified as to uncertainty audit scope or accounting principle. For those reports and documents prepared by MRS, there have been no disagreements with MRS on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures.

LEGAL MATTERS

        Rader and Coleman, P.L., Boca Raton, Florida will pass upon the validity of issuing the stock we are offering. Ms. Coleman, a partner in the firm, owns or controls 41,500 shares of our common stock, of which her minor daughter owns 1,500 shares.

EXPERTS

        Our financial statements appearing in this prospectus have been audited by Sewell and Company, PA, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus is part of a registration statement filed on Form S-1 with the SEC. This prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, as permitted by SEC rules and regulations. For further information, please refer to the exhibits filed with this Registration Statement or that were previously filed with the SEC. Similarly, we furnish our stockholders with our annual reports, which will include financial statements audited by our independent accountants, and such other periodic reports as we may determine to furnish or as may be required by law, including sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended. All our filings and exhibits may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may also obtain information by calling the SEC at 1-800-SEC-0330. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System (EDGAR) are publicly available through the SEC's website (http://www.sec.gov.).

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        Additional risks and uncertainties not currently known or that is not currently deemed material may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties that we may face in the future may have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
IWT Tesoro Corporation and Subsidiaries
Westport, CT

        We have audited the accompanying consolidated balance sheets of IWT Tesoro Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IWT Tesoro Corporation and Subsidiaries as of December 31, 2003 and 2002, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 18 to the accompanying consolidated financial statements, the Company has restated the consolidated balance sheets as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2003.

KANTOR, SEWELL & OPPENHEIMER, PA

Hollywood, Florida
January 23, 2004 except as to Note 18, which is as of August 12, 2004.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

Assets

	2003 Restated	2002
Current assets
Cash	$867,361	$574,046
Accounts receivable, net of allowance for doubtful accounts of approximately $120,000 and $83,000, respectively	4,907,705	2,875,532
Inventories	13,058,839	6,047,876
Note receivable	550,000	—
Prepaid expenses	754,289	286,820
Deferred tax asset	146,192	34,348

Total current assets	20,284,386	9,818,622
Property and equipment, net	4,217,268	2,712,422
Other assets
Deferred tax asset—non current	101,205	—
Deposits	59,609	9,173
Other receivables	69,370	69,705
Other assets	253,120	112,835

	382,099	191,713

	$24,984,959	$12,722,757

The notes to consolidated financial statements are an integral part of the above statement.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

Liabilities and Stockholders' Equity

	2003 Restated	2002
Current liabilities
Accounts payable	$9,859,161	$5,403,816
Accrued expenses and other liabilities	137,292	151,064
Current portion of leases payable	63,151	47,222
Current portion of notes payable—unrelated parties	42,719	48,779

Total current liabilities	10,102,323	5,650,881
Deferred tax liability—non current	148,594	—
Long term leases payable	149,183	108,438
Long term notes payable—related parties	338,662	448,712
Long term notes payable—unrelated parties	42,560	64,872
Long term loan payable	9,599,340	4,864,778

	10,278,339	5,486,800
Redeemable common stock (450,000 shares issued and outstanding)	—	1,073,160
Stockholders' equity
Preferred stock, $0.001 par value, 25,000,000 authorized; none issued	—	—
Common stock, $0.001 par value, 100 million shares authorized, 11,622,702 and 10,587,834 issued and oustanding	11,623	10,588
Additional paid in capital	4,306,153	686,068
Additional paid in capital—outstanding options	666,667	—
Retained earnings (deficit)	(380,146)	(184,740)

	4,604,297	511,916

	$24,984,959	$12,722,757

The notes to consolidated financial statements are an integral part of the above statement.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31,

	2003 Restated	2002	2001
Revenue
Sales, net of discounts and returns	$32,659,546	$25,387,708	$19,626,819
Cost of goods sold	19,814,514	15,268,535	12,629,138

Gross profit	12,845,032	10,119,173	6,997,681

Expenses
Payroll	5,460,251	3,841,761	2,479,814
Delivery	1,576,816	1,245,174	979,701
Leases	1,031,559	479,905	426,229
General and administrative	749,054	637,202	271,440
Compensation expense—stock options	666,667	—	—
Sales	660,937	211,396	129,474
Depreciation	634,984	422,435	317,852
Professional fees	388,342	150,085	78,952
Repairs and maintenance	386,190	250,378	120,336
Insurance	353,752	324,699	232,520
Travel and entertainment	309,009	104,831	64,471
Bad debts	204,581	3,082	120,356
Advertising	120,939	203,838	74,680

	12,609,330	7,874,786	5,295,825

Income from operations	235,702	2,244,387	1,701,856
Other income/(expenses)
Interest expense	(480,139)	(328,920)	(424,527)
Other income/(expense), net	(15,424)	(15,788)	9,789

	(495,563)	(344,708)	(414,738)

Income (loss) before taxes	(259,861)	1,899,679	1,287,118
Income taxes—current	—	—	—
Income tax (expense) benefit—deferred	64,455	34,348	—

Net income (loss)	$(195,406)	$1,934,027	$1,287,118

Earnings (loss) per share
Basic	$(0.02)	$0.19	$0.14
Diluted	$(0.02)	$0.19	$0.14
Average number of common and common equivalent shares outstanding
Basic	11,197,665	10,845,775	9,000,000
Diluted	11,509,028	10,845,775	9,000,000

The notes to consolidated financial statements are an integral part of the above statement.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 2001

	Common Stock
			Additional Paid in Capital	Subscription Receivable	Retained Earnings
	Shares	Amount				TOTAL
Balance, December 31, 2000	6,000,000	$6,000	$35,400	$—	$64,922	$106,322
Issuance of shares	3,000,000	3,000	81,000	(84,000)	—	—
Distributions	—	—	—	—	(521,458)	(521,458)
Net income, 2001	—	—	—	—	1,287,118	1,287,118

Balance, December 31, 2001	9,000,000	$9,000	$116,400	$(84,000)	$830,582	$871,982

The notes to consolidated financial statements are an integral part of the above statement.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 2002

	Common Stock
			Additional Paid in Capital	Subscription Receivable	Retained Earnings (Deficit)
	Shares	Amount				TOTAL
Balances, January 1, 2002	9,000,000	$9,000	$116,400	$(84,000)	$830,582	$871,982
Distributions, September 30, 2002	—	—	—	—	(1,864,020)	(1,864,020)
Payment of subscription receivable	—	—	—	84,000	—	84,000
Net income, nine months ended September 30, 2002	—	—	—	—	2,118,767	2,118,767

Balance September 30, 2002—before recapitalization	9,000,000	9,000	116,400	—	1,085,329	1,210,729
Recapitalization on October 1, 2002	1,800,000	1,800	972,471	—	(1,085,329)	(111,058)

Balance after recapitalization on October 1, 2002	10,800,000	10,800	1,088,871	—	—	1,099,671
Reclassification of redeemable stock	(450,000)	(450)	(60,086)	—	—	(60,536)
Issuance of shares in exchange for legal
services	15,000	15	40,635	—	—	40,650
Issuance of shares to employees, directors and
consultants (SIP)	134,500	135	364,360	—	—	364,495
Issuance of shares—private offering (See Note 10)	83,334	83	249,917	—	—	250,000
Exercise of warrants	5,000	5	14,995	—	—	15,000

Sub-total	10,587,834	$10,588	$1,698,692	$—	$—	$1,709,280
Accretion of redeemable stock	—	—	(1,012,624)	—	—	(1,012,624)
Net loss, three months ended December 31, 2002	—	—	—	—	(184,740)	(184,740)

Balance, December 31, 2002	10,587,834	$10,588	$686,068	$—	$(184,740)	$511,916

The notes to consolidated financial statements are an integral part of the above statement.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 2003

	Common Stock			Additional Paid in Capital Outstanding Options
			Additional Paid in Capital		Retained Earnings (Deficit)
	Shares	Amount				TOTAL
Balances, January 1, 2003	10,587,834	$10,588	$686,068	$—	$(184,740)	$511,916
Cancellation of stock repurchase agreement	450,000	450	1,072,710	—	—	1,073,160
Issuance of shares—private offering (See Note 10)	136,668	137	409,863	—	—	410,000
Exercise of warrants	80,000	80	239,920	—	—	240,000
Issuance of shares to employees, and
directors (SIP)	16,000	16	43,344	—	—	43,360
Issuance of shares—public offering, net
of offering expenses (See Note 10)	250,000	250	1,292,250	—	—	1,292,500
Issuance of shares—private offering (See Note 10)	100,000	100	549,900	—	—	550,000
Issuance of shares to employees (SIP)	2,200	2	12,098	—	—	12,100
Officers performance based stock options	—	—	—	666,667	—	666,667
Net loss, for the year (restated)	—	—	—	—	(195,406)	(195,406)

Balance, December 31, 2003 (restated)	11,622,702	$11,623	$4,306,153	$666,667	$(380,146)	$4,604,297

The notes to consolidated financial statements are an integral part of the above statement.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,

	2003 Restated	2002	2001
Cash flows from operating activities:
Net Income (loss)	$(195,406)	$1,934,027	1,287,118

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	634,983	422,435	317,852
Loan amortization cost	7,083	26,575	51,659
Loss (gain) on sales of assets	18,757	(5,979)	511
Bad debts	204,581	3,085	99,000
Deferred taxes	(64,455)	(34,348)	—
Impairment of long lived assets	66,250		—
Compensation in exchange for stock and options	722,128	405,145	—
(Increase) decrease in operating assets
Accounts receivable	(2,236,753)	(786,221)	(283,040)
Inventories	(7,010,963)	(1,062,449)	263,783
Prepaid expenses	(467,469)	(263,798)	(5,612)
Other assets	(131,079)	(16,640)	(130,857)
Increase (decrease) in operating liabilities
Accounts payable and accrued expenses	4,441,574	1,242,495	(748,417)

Total adjustments	(3,815,363)	(69,700)	(445,121)

Net cash provided by (used in) operating activities	(4,010,769)	1,864,327	841,997

Cash flows from investing activities:
Proceeds from sale of property	20,000	11,000	—
Acquisition of property and equipment
Displays and sample boards	(1,239,449)	(908,238)	(643,208)
Other property and equipment	(914,485)	(58,049)	(35,819)

Net cash used in investing activities	(2,133,934)	(955,287)	(679,027)

Cash flows from financing activities:
Proceeds from issuance of stocks, net	1,942,500	349,000	—
Proceeds from new borrowings	42,396,903	26,010,639	19,682,105
Proceeds from loans from related party	—	10,640	205,000
Distributions to stockholders	—	(1,864,020)	(521,458)
Payments on stockholder loan	(110,050)	(25,000)	—
Payments on new borrowings	(37,662,341)	(25,105,628)	(19,188,667)
Principal payments on notes payable and capital leases	(128,994)	(113,125)	(76,914)

Net cash provided by (used in) financing activities	6,438,018	(737,494)	100,066

Net increase in cash and cash equivalents	293,315	171,546	263,036
Cash and cash equivalents, beginning of period	574,046	402,500	139,464

Cash and cash equivalents, end of period	$867,361	$574,046	$402,500

The notes to consolidated financial statements are an integral part of the above statement.

	2003	2002	2001
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest expense	$473,056	$302,345	$400,187

The notes to consolidated financial statements are an integral part of the above statement.

IWT TESORO CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        IWT Tesoro Corporation was incorporated in the state of Nevada on May 3, 2000 as Ponca Acquisition Corporation. On September 23, 2002, the Company changed the name of Ponca Acquisition Corporation to IWT Tesoro Corporation.

        On October 1, 2002, IWT Tesoro Corporation (an inactive publicly held company) acquired 100% of the outstanding stock of International Wholesale Tile, Inc. (IWT) in exchange for 83% of its outstanding common stock in a transaction accounted for as a recapitalization of IWT.

        International Wholesale Tile, Inc. (IWT) is a wholesale distributor of imported ceramic, porcelain, and stone tile, dealing mainly in imported floor & wall tiles. IWT Tesoro International, Ltd. (ITIL) was set up as a foreign subsidiary, to be based in Bermuda to handle future operations of foreign subsidiaries. IWT Tesoro Transport, Inc. (ITTI) was initially formed to be a transport broker. ITTI has been relicensed as a common carrier for the overland transport of tile from Florida to destinations within the United States and return shipments of other freight back to Florida.

        The consolidated financial statements include the accounts of IWT Tesoro Corporation, the parent company, and its wholly-owned subsidiaries, International Wholesale Tile, Inc., IWT Tesoro Transport, Inc. and IWT Tesoro International, Inc. Significant intercompany accounts and transactions have been eliminated. IWT Tesoro Corporation and Subsidiaries are hereinafter referred to as "the Company."

Accounting Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

        Accounts receivable are stated at the face amount net of allowance for doubtful accounts. Generally accepted accounting principles require that the allowance method be used to reflect bad debts. A provision for doubtful accounts has been established to reflect an allowance for uncollectible amounts.

Inventories

        Inventories consisting of tiles are valued at the lower of cost or market. Cost is determined by the first-in, first-out method (FIFO). The Company includes inventory in transit as an asset of the company because merchandise overseas is purchased FOB shipping point. Title passes to the Company when merchandise leaves the factory.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Depreciation is computed principally by the straight-line method over the estimated useful lives. Expenditures for maintenance, repairs, and minor replacements are charged to expense as incurred. Renewals and betterments are capitalized.

Income Taxes

        The Company accounts for income taxes under Financial Accounting Standards Board (FASB) Statement No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. (See Note 9)

Revenue Recognition

        Revenues are recognized when products are shipped through common carrier (FOB shipping point with freight allowed in most orders), or when products are received and accepted by customer if delivered by company (FOB destination). Title passes to the customer at the FOB point (shipping or destination). Customers have the right to return merchandise within 30 days of the date of shipment. The Company did not establish an allowance for return because they are infrequent, represent a small dollar amount and occur over a fairly short time period following the sale.

Long Lived Assets

        The Company continually evaluates the carrying value of property and equipment to determine whether there are any impairment losses. If indicators of impairment are present, and future undiscounted cash flows are not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to operations in the period identified based on the difference between the carrying value and the fair value of the asset.

        No reduction for impairment of long-lived assets was necessary at December 31, 2003 or 2002.

Stock Options

        The Company elected to account for stock options issued to employees in accordance with Accounting Principles Board Opinion No. 25 (APB Opinion No. 25) Accounting For Stock Issued to Employees and related interpretations, which established financial accounting and reporting for compensation cost of stock issued to employees through non-variable plans, variable plans, and non-compensatory plans, and accounts for stock options and warrants issued to non-employees in accordance with SFAS 123, Accounting for Stock-Based Compensation, which established a fair value method of accounting for stock compensation plans with employees and others.

        In accordance with SFAS No. 123, for options issued to employees, the Company has elected to account for these stock options under APB No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation costs have been recognized for options issued under the plan as of December 31, 2003 and 2002.

        In accordance with SFAS No. 123, for options issued to employees, the Company has elected to account for these stock options under APB No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation costs have been recognized for options issued under the plan as of December 31, 2003 and 2002.

        Had compensation costs for the Company's stock option been determined on the fair market value at the grant dates for the options, consistent with Statement of Accounting Standards No. 123,

Accounting for Stock Based Compensation (Statement No. 123), the Company's results of operations for the years ended December 31, 2003 and 2002 would have changed to the pro-forma amounts indicated.

	2003		2002
	(as restated)	(as reported)
Net income (loss)	$(195,406)	$436,306	$1,934,027
Add: Stock based employee compensation cost, net of related tax effects, included in the determination of net income as reported	620,922	55,460	234,355
Less: Stock based employee compensation cost, net of related tax effects, determined under fair value based method for all awards	(620,922)	(55,460)	(295,656)

Pro-forma net income (loss)	$(195,406)	$436,306	$1,872,726

Net income (loss) per share—basic
As reported	$(0.02)	$0.04	$0.18
Pro-forma	$(0.02)	$0.04	$0.18
Net income (loss) per share—diluted
As reported	$(0.02)	$0.04	$0.18
Pro-forma	$(0.02)	$0.04	$0.18

Advertising

        Advertising costs are charged to operations in the year incurred and were $120,939 and $203,838 for the years ended December 31, 2003 and 2002, respectively.

Shipping and Handling Expenses

        The Company offers free delivery on sales over 100 sq. ft. which is the bulk of the sales, therefore most invoices billed to customers do not include shipping and handling charges. When shipping and handling charges are billed to customers, they are included in revenue. The cost incurred to ship the products to customers through common carriers is included in the Statement of Operations under Delivery Expense. At December 31, 2003 and 2002 the total amount of Delivery Expense was $1,576,816 and $1,245,174, respectively.

Cost of Goods Sold

        The Company includes in cost of goods sold the following expenses: cost of merchandise sold, inventory adjustments, in-bound freight, duty and fees and discounts taken. At December 31, 2003 and 2002 the total amount of cost of goods sold was $19,814,514 and $15,268,535, respectively.

Earnings per Share

        Basic earnings per share are computed based on the weighted average number of common shares outstanding during each year.

        Diluted earnings per share are computed based on the weighted average number of common shares outstanding plus all potential dilutive common shares outstanding (stock options) during each year.

        At December 31, 2002 all common stock equivalents were antidilutive and therefore diluted earnings per share equaled basic earnings per share.

        At December 31, 2003 and 2002, the total number of additional shares that could potentially dilute basic EPS in the future, but were not included in the computation of diluted EPS because of their antidilutive effect, was 350,000 and 560,000, respectively.

Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consists of cash on deposit with two financial institutions amounting to $867,361 at December 31, 2003, which was insured for up to $100,000 per financial institution by the U.S. Federal Deposit Insurance Corporation.

        The Company believes concentration of accounts receivable credit risk are limited due to the number of customers. It is the policy of management to obtain detailed credit evaluations of customers and establish credit limits as required. The Company routinely assesses the financial strength of its customers. Outstanding accounts receivable are reviewed at the end of each reporting period, as well as the bad debt write-offs experienced in the past, and establish an allowance for doubtful accounts for uncollectible amounts. There is no disproportionate concentration of credit risk. The Company purchased credit insurance for specific customers who purchase bulk materials and are offered extended terms.

Accounting Pronouncements

        Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets supersedes Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS No. 121). Though it retains the basic requirements of SFAS No. 121 regarding when and how to measure an impairment loss, SFAS No. 144 provides additional implementation guidance. SFAS No. 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS No. 144 also supersedes the provisions of APB No. 30, Reporting the Results of Operations, pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS No. 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

        SFAS No. 144 also eliminates the current exemption to consolidation when control over a subsidiaries is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the implementation of SFAS No. 144 did not have a material effect on the Company's financial position, results of operations or liquidity.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which amended SFAS No. 123, Accounting for Stock-Based Compensation. The new standard provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used in reported results. This statement is effective for financial statements for fiscal years ending after December 15, 2002. In compliance with SFAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangement as defined by APB No. 25.

NOTE 2    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying values of cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value. The fair value of long-term debt was estimated by discounting the future cash flow using current borrowing rates for similar types and maturities of debt, except for the revolving credit agreements with floating rates, for which the carrying amounts were considered a reasonable estimate of fair value.

Debt:
The fair value and carrying amount of long-term debt was as follows:

	December 31
	2003	2002
Fair Value	$9,890,702	$5,162,608
Carrying amount	$10,129,745	$5,486,800

NOTE 3    INVENTORIES

        Inventories consisted of the following:

	December 31
	2003	2002
Tiles	$11,102,115	$4,692,974
Inventory in transit	1,956,724	1,354,902

	$13,058,839	$6,047,876

        Inventory in transit consists of merchandise purchased overseas, which is not yet received in the warehouse. The Company obtains legal title at the shipping point. Inventory cost includes the purchase price and in-bound freight.

NOTE 4    NOTE RECEIVABLE

        The note receivable is a promissory note for $550,000. The note bears interest at 3% per year with a maturity date of June 30, 2004. (See Note 10) The note was paid in full in March 2004.

NOTE 5    PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following:

	December 31
	2003	2002
	(as Restated)
Furniture and fixtures	$307,235	$89,227
Machinery and equipment	477,996	326,165
Vehicles	211,215	207,071
Display boards	1,098,199	607,978
Sample boards	3,013,950	2,379,533
Computer equipment	323,010	131,407
Leasehold improvements	409,125	108,220

	5,847,460	3,849,601
Less accumulated depreciation	(1,630,192)	(1,137,179)

	$4,217,268	$2,712,422

        Depreciation of property and equipment charged to operations amounted to $634,984 and $422,435, for the years December 31, 2003 and 2002, respectively. (See Note 8)

NOTE 6    NOTES PAYABLE

        The Company has outstanding notes payable as follows:

	December 31
	2003	2002
Notes Payable—Related Parties
Notes payable to three majority stockholder; interest rate 10% per year; due December 31, 2025; no prepayment penalty; subject to Subordination Agreement of new line of credit.	$338,662	$448,712

        Interest expense related to these loans was $35,235 and $56,532 for the years ended December 31, 2003 and 2002, respectively.

	December 31
	2003	2002
Notes Payable—Unrelated Parties
Various equipment notes, payable in monthly installments ranging from $882 to $1,457; maturing September 2004 through December 2005; interest rates ranging from 0 to 8.95%.	$85,279	$113,652
Less current portion	(42,719)	(48,780)

	$42,560	$64,872

        Interest expense related to these loans was $6,763 and $9,361 for the years ended December 31, 2003 and 2002, respectively.

        Maturities of long-term debt are as follows:

2004	$42,719
2005	26,410
2006	8,528
2007	7,622
2008	0
Thereafter	338,662

$423,941

NOTE 7    LINE OF CREDIT

        An existing loan and security agreement for a line of credit was restated effective November 13, 2002, whereas the amount of the maximum credit was increased from $5,000,000 to $7,500,000. The average interest rate was about 5% for the year ended December 31, 2002, continuing through September 9, 2003. IWT owed $4,864,778 on this credit line at December 31, 2002.

        On September 10, 2003, the Company entered into a new loan and security agreement with a financial institution for a revolving line of credit with a maximum limit of $17,000,000. The agreement specifies that proceeds from this revolving credit loan must be used solely to satisfy the Company's previous existing line of credit in the amount of $7,288,903, and for general working capital needs. All present and future assets of the Company collateralize this loan. The rate of interest in effect for this agreement is calculated with reference to the Base Rate and/or LIBOR (London Interbank Offered Rate). The balance due at December 31, 2003 was $9,599,340.

        Base Rate advances bear a fluctuating interest rate per annum equal to prime plus 0.50%. LIBOR advances bear a fixed rate per annum equal to 3.00% plus the LIBOR for the applicable interest period. At December 31, 2003 the Base Rate and the LIBOR rate were 4.50% and 4.19%, respectively.

        The loan and security agreement contains certain amended and restated covenants, which include financial covenants that require the Company to maintain a certain leverage ratio, a required minimum fixed charge coverage ratio, and a certain inventory turnover ratio. At December 31, 2003, the Company is in compliance with all required covenants, as amended and restated in agreement with the financial institution.

        For the years ended December 31, 2003 and 2002, interest expense related to the credit lines amounted to $413,164 and $227,022, respectively. Interest expense at December 31, 2003 includes a termination fee of $75,000 assessed for prepayment of the prior credit line.

        The Company incurred a closing fee of $85,000 for the new revolving line of credit, which was deferred and will be amortized using the straight-line method over the 3-year life of the loan, with a charge to interest expense. A total of $7,083 was amortized during the year ended December 31, 2003.

NOTE 8    LEASES

Capital Leases

        The Company has various capital leases included in property and equipment (See Note 5) which are summarized as follows:

	2003	2002
Equipment	$394,326	$266,672
Less: Accumulated depreciation	(94,655)	(58,724)

Net assets under capital leases	$299,671	$207,948

Operating Leases

        The Company leases office and warehouse space under a non-cancelable operating lease, which has an initial term in excess of one year. In May 2003, the Company took occupancy of a new warehouse and office facility in Palm City, Florida with a combined total of 147,000 square feet of space. In addition, the Company entered into a new lease agreement for over 48,000 square feet of warehouse space at the old location, and a one-year sub-lease agreement for 20,000 square feet of warehouse space was signed effective August 1st, 2003. The Company also leases office space in Westport, Connecticut for its corporate headquarters.

        At December 31, 2003, future minimum annual lease payments under operating and capital leases are as follows:

	Operating Lease	Capital Leases
2004	$908,639	$63,151
2005	851,887	63,586
2006	872,437	49,127
2007	893,800	30,175
2008	915,650	6,295
Thereafter	4,451,373	0

	$8,893,786	$212,334

        Total lease expense under operating leases was $1,031,559 and $479,905 for the years ended December 31, 2003 and 2002, respectively.

        Total interest expense under capital leases was $18,075 and $9,429 for the years ended December 31, 2003 and 2002, respectively.

NOTE 9    INCOME TAXES

        At December 31, 2003 the Company had a federal net operating loss carryforward of approximately $686,000 in large part due to the IRS Regulation 168(k)—Bonus Depreciation. The loss carryforward is subject to annual limitations prescribed by the Internal Revenue Code, which are available to offset future taxable income through 2003. No valuation allowance has been recorded to offset the net deferred taxes due to the certainty of the Company's ability to generate future taxable income.

        During the first nine months of 2002, the subsidiary, International Wholesale Tile Inc. was taxed as an S corporation according to the provisions of the Internal Revenue Code. Accordingly, no provision or liability for income taxes is reflected in the accompanying statements for that period of time. Instead, the stockholders were liable for individual Federal income taxes on their respective share of the Company's taxable income. S corporations pay distribution of profits in lieu of dividends.

        The provision (benefit) for income taxes is comprised of the following:

	2003	2002
Current taxes	$0	$0
Deferred tax expense (benefit)	(64,455)	(34,347)

Total provision (benefit) for income taxes	$(64,455)	$(34,347)

        Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred tax assets (liabilities) were as follows:

	2003	2002
Deferred tax assets
Loss carryforward	$230,143	$76,546
Accounts receivable	40,800	2,934
Non qualified options	101,205	0
Other	3,390	0

Total deferred tax assets	375,538	79,480
Deferred tax liabilities
Accelerated depreciation	276,735	(45,133)

Total deferred tax liabilities	276,735	(45,133)

Net deferred tax assets (liabilities)	$98,803	$34,347

        A reconciliation of the federal statutory rate and the Company's effective tax rate is presented as follows:

	2003		2002
Computed expected tax expense
Federal	$(54,100)	31.00%	$(29,496)	31.00%
State income taxes, net of Federal income tax benefit	(10,355)	5.00%	(4,851)	5.00%

Effective income taxes (benefit)	$(64,455)	34.00%	$(34,347)	34.00%

NOTE 10    STOCKHOLDERS' EQUITY

Common Stock

        During March 2003, the Company completed a private placement of its securities, which was initiated in 2002. As a result, the Company issued an aggregate of 220,000 shares of its unregistered common stock at $3.00 per unit, resulting in aggregate proceeds of $660,000. (See Note 13)

        During December 2003, the Company completed a public offering of its securities. As a result, the Company issued an aggregate of 250,000 shares of its registered common stock at $5.50 per unit, resulting in aggregate net proceeds of $1,292,250 after offering costs of $82,500. (See Note 14)

        In December 2003, the Company completed a private placement of its unregistered securities and signed a subscription agreement with an investor to purchase 100,000 units at $5.50 per unit. Each unit consisted of one (1) share of common stock and one warrant to purchase one additional share at $7.00 per share. In addition, the investor signed a stock pledge agreement and a promissory note for $550,000, at 3.0% interest per year, with a maturity date of June 30, 2004. The investor pledged the 100,000 shares to IWT Tesoro Corporation until the promissory note is paid in full.

        In March 2004, the Company received full payment for the promissory note.

Warrants

        As it relates to the private placement, 330,000 warrants were issued at an initial price of $3.00 per share. These warrants will expire in 5 years from the date of issuance. Through December 31, 2003, 85,000 of these outstanding warrants were exercised for a total of $255,000.

        As it relates to the initial public offering, 250,000 warrants were issued at $7.00 per share expiring on June 17, 2006. At December 31, 2003 all warrants were outstanding.

        Through another private offering, 100,000 warrants were issued during 2003, at an exercise price of $7.00 per share, expiring three years from the date of sale. At December 31, 2003 all of these warrants were outstanding.

        For purpose of valuing warrants, the Company used the Black-Scholes option pricing model with the following assumptions for the years ended December 31:

	2003	2002
Expected dividend yield	0%	0%
Risk free interest rate	2.12%	2.27%
Expected time of exercise	2 years	3 years
Expected volatility	0.01%	0%

        The average value of the warrants at the issue date was $0.01 and $0.29 during 2003 and 2002, respectively.

        Changes during the years are presented as follows:

	Number of Warrants	Common Stock	Weighted Average Exercise Price
Balance at January 1, 2002	—	—	$—
Issued	125,000	125,000	3.00
Exercised	5,000	5,000	3.00
Forfeited	—	—	—

Balance at December 31, 2002	120,000	120,000	3.00
Issued	555,000	555,000	5.52
Exercised	80,000	80,000	3.00
Forfeited	—	—	—

Balance at December 31, 2003	595,000	595,000	$5.52

        Warrants outstanding and exercisable at December 31, 2003 are as follows:

	WARRANTS OUTSTANDING			WARRANTS EXERCISABLE
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contracted Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$3.00-7.00	245,000	4.6 years	$4.04	245,000	$4.04
$7.00	350,000	2.8 years	$7.00	350,000	$7.00

NOTE 11    STOCK OPTIONS AND COMPENSATION PLAN

Stock Compensation Plan

        On December 27, 2001, IWT Tesoro Corporation adopted the Stock Incentive Plan (the Plan). The Plan provides that eligible employees, consultants, and affiliates may be granted shares of common stock. Under the Plan, the options granted are non-qualified stock options, incentive stock options, and restricted stock. The aggregate total common stock that may be issued under the Plan is 4,000,000 shares. The restricted shares issued to employees were recorded at the fair value on the grant date.

Under the Plan, a total of 18,200 and 134,500 restricted shares were issued to employees, directors and consultants for services rendered for the years ended December 31 2003 and 2002, respectively.

        Under the Plan, all unissued restricted shares were registered after the balance sheet date and all issued restricted shares were registered for resale without any additional restrictions imposed by the Compensation Committee. (See Note 17)

        On November 23, 2002, the Company granted 40,000 options to directors at an exercise price of $3.00 per share, expiring in ten years. At December 31, 2003, the options were fully vested.

        On November 23, 2002, the Company granted 400,000 options to officers at an exercise price of $3.00 per share, expiring in ten years. The options vest as follows: (a) 33% at such time as the Company's common stock commences trading on the Over-The-Counter (OTC) Bulletin Board (equivalent); (b) 33% at such time as the Company attains no less than a $50 million market cap for ten consecutive trading days; and (c) 33% when the Company achieves its 2003 revenue and profit targets. At December 31, 2003 the options were 66% vested.

        During 2002, all options were granted to employees, and accounted for according to APB 25; therefore no compensation expense was recognized. (See Note 18 regarding restatement of stock option compensation) No options were granted during 2003.

        For financial statement disclosure purposes, the fair market value of each stock option granted to officers and employees during 2002 was established at the date of grant using the Black-Scholes option pricing model in accordance with Statement No. 123, with the following assumptions:

Expected dividend yield	0%
Risk free interest rate	2.32%
Expected time of exercise	3 years
Expected volatility	0%
	Number of Securities Underlying Options	Percent of Total Authorized Options Available Under the Plan in Fiscal Year	Exercise or Base Price	Expiration Date	Value of Options at Grant Date Using an Option Pricing Model
Officers	306,668	11%	$3.00	11/23/2012	$0.20

        No options were granted. During 2003, 133,332 options expired.

        Options outstanding and exercisable at December 31, 2003 are as follows:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contracted Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$3.00	306,668	8.9	$3.00	306,668	$3.00

NOTE 12    ACQUISITION

        On October 1, 2002, the Company acquired International Wholesale Tile, Inc. In connection with the legal form of this transaction, International Wholesale Tile, Inc. became a wholly owned subsidiary of IWT Tesoro Corporation. A total of 9,000,000 shares of common stock were issued for the acquisition. For accounting purposes, the acquisition has been treated as a capital transaction and as a recapitalization of International Wholesale Tile, Inc. The financial statements became those of

International Wholesale Tile, Inc., with adjustments to reflect the changes in equity structure. The operations are those of International Wholesale Tile, Inc. for all periods presented, and those of IWT Tesoro Corporation from the recapitalization date. The accompanying consolidated balance sheets reflect the assets and liabilities at historical cost of IWT Tesoro Corporation and International Wholesale Tile, Inc. at December 31, 2002; and the assets and liabilities at historical cost of International Wholesale Tile, Inc. at December 31, 2001.

        As part of the transaction, the Company and each of the three shareholders of International Wholesale Tile, Inc. entered into a repurchase agreement, to commence on January 1, 2003 for three years, by which the three shareholders may sell a certain amount of the Company's common stock back to the Company for a price based on an amount equal to 88% of the average trading price of the Company's common stock so long as the stock is trading. The amount of stock is generally up to 25,000 shares for the first year, up to 50,000 shares for the second year, and up to 75,000 shares for the third year. The repurchase agreement is contingent upon trading of the Company's stock on the NYSE, the ASE, the NASDAQ, the Over the Counter Bulletin Board, or the "Pink Sheets." The maximum number of redeemable shares under the repurchase agreement is 450,000.

        On June 26, 2003 the Company voted to cancel the repurchase agreement.

NOTE 13    PRIVATE OFFERING

        The Company adopted a subscription agreement on October 1, 2002 to commence a private offering of its common stock to accredited investors only for up to 1.0 million units at $3.00 per unit; each consisting of one (1) share of common stock and warrants to purchase 1 1/2 shares initially at $3.00 per share. The price of the warrants will increase by $.25 per share at the beginning of each calendar quarter following the first public sale of the common stock of IWT Tesoro Corporation pursuant to the Company's form 211 to be filed with the National Association of Securities Dealers (NASD).

        Under this private offering, the Company raised $660,000 in units sold, and through December 31, 2003, 85,000 warrants were exercised for a total of $255,000.

NOTE 14    PUBLIC OFFERING

        On April 11, 2003, the Company filed a registration statement with the Securities and Exchange Commission that was declared effective on June 17, 2003. Two offerings were included in the registration statement. The first was the offer and sale of 250,000 units at $5.50 per unit. Each unit consists of one share of Tesoro common stock and a warrant to purchase one share at $7.00 per share through June 17, 2006. Through July 7, 2003, these units were offered exclusively to current stockholders of the Company. The second offering was to register on behalf of certain Tesoro stockholders an aggregate of 1,243,502 shares for resale; of this total 443,500 have no lock-up period, 699,002 are subject to a six-month lock-up period, and 101,000 are subject to a 12-month lock-up period. The Company elected to extend this offering to December 14, 2003.

        Under the first public offering, the Company raised $1,292,500, net of offering cost, through the sale of the 250,000 units. At December 31, 2003, no warrants were exercised under this offering.

NOTE 15    SEGMENT INFORMATION

        The Company manages its operations as one segment and all revenue is derived from customers in the United States.

NOTE 16    PENSION PLAN

        The Company sponsors a 401(k) plan known as the International Wholesale Tile 401(k) Profit Sharing Plan & Trust. (the Pension Plan). The Pension Plan provides tax deferred salary deductions for eligible employees. Employees may contribute from 1% to 12% of their annual compensation to the Pension Plan, limited to an annual maximum amount as set periodically by the Internal Revenue Service. The Company provides matching contributions equal to 100% of the employee's contributions up to a maximum of 3% of eligible pay. The contribution expense related to the Pension Plan amounted to $76,249 and $59,352 for the years ended December 31, 2003 and 2002, respectively.

NOTE 17    SUBSEQUENT EVENTS

        The Company filed form S-8 with the Securities and Exchange Commission on January 26, 2004, registering 4,000,000 shares of common stock that are issued or intended to be issued to employees, consultants and others under the 2001 Stock Incentive Plan.

        On January 10, 2004, the Company granted 50,000 options to directors at an exercise price of $6.00 per share, expiring in ten years. The options will become vested and exercisable as follows: (a) 50% will vest immediately; and (b) the remaining 50% will vest on the anniversary date of the option grant.

NOTE 18    RESTATEMENT

Stock Options

        The Company has restated the consolidated balance sheet at December 31, 2003 and the consolidated statements of operations, stockholders' equity and cash flows for the year then ended.

        The restatement has been made to reflect the proper accounting, in accordance with accounting principles generally accepted in the United States of America, in connection with options granted to four executive officers. The Company's original assessment of this transaction, determined that no compensation needed to be recognized under APB 25, using the intrinsic value. After further review of the conditions under which these options were granted, the Company reevaluated the accounting treatment of the options and concluded that the options granted were performance-vested options. The plan provides that the option holder will not realize any value from the option unless specific conditions are met. This type of plan normally triggers variable plan accounting because the measurement date occurs after the date of the grant. The measurement date is the date in which both the number of shares and the exercise price are known. In this case, at the grant date only the exercise price was known; the ultimate number of shares would not been known until vesting occurred, and vesting is determined upon the attainment of the conditions as explained below:

    …Option to purchase from the company up to 100,000 shares of common stock at a price per share of $3.00.... The options shall become vested and exercisable as follows: a- 33% of options shall vest at such time as the C/S shall commence trading on the Over the Counter Bulletin Board (or its equivalent), b- 33% shall vest at such time as the Company shall attain no less than a $50.0 million market cap for 10 consecutive trading days and c- 34% shall vest if the Company achieves its 2003 revenue and profit targets, which targets shall be as approved by the Company's Board of Directors…

        Conditions a and b were met. Therefore, two thirds of the options vested and became exercisable during December 2003. Condition c was not realized, and the options attached to this condition expired.

        Under variable plan accounting, the Company will recognize a negative impact to earnings. The ultimate effect is determined by the difference between the grant price ($3.00) of the options and the stock's current fair market value at the time of vesting ($5.50), multiplied by the percentage of options vested.

Exercisable Options
Total of options vested	266,667
Intrinsic value	2.50

Compensation expense	666,667
Non-Qualified stock options deferred tax benefit	(101,205)

Effect of restatement	565,462

Sample Boards

        Subsequent to the issuance of the audited financial statements for the year ended December 31, 2003, the Company identified a list of discontinued product lines whose related capitalized sample boards would be deemed impaired, as they are no longer capable of generating future benefit. The carrying book value of these assets was $66,250. Accordingly, the Company proceeded to recognize the impairment and $66,250 was charged to operations.

        The effect of these changes are summarized as follows:

	As Restated	As Originally Reported
CONSOLIDATED BALANCE SHEET
Property and equipment, net	$4,217,268	$4,283,518
Deferred tax assets	247,398	146,192
Additional paid in capital outstanding options	666,667	0
Retained earnings (deficit)	(380,146)	251,565
Total shareholders' equity	4,604,297	4,569,341
	As Restated	As Originally Reported
CONSOLIDATED STATEMENT OF OPERATIONS
Compensation expense—stock options	$666,667	$0
Impairment of long-lived assets	66,250	0
Earnings (loss) before income taxes	(259,861)	473,065
Deferred tax benefit (expense)	64,455	(36,750)
Net earnings (loss)	(195,406)	436,305
Basic earnings (loss) per common share	(0.02)	0.04
Diluted earnings (loss) per common share	(0.02)	0.04

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
IWT Tesoro Corporation
Westport, Connecticut

        We have reviewed the accompanying consolidated balance sheet of IWT Tesoro Corporation and its wholly-owned subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 2004 and 2003. These financial statements are the responsibility of the Company's management.

        We conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

        We have previously audited, in accordance with standards established by the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2003, and the related consolidation statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated January 23, 2004, and restated on August 12, 2004, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2003, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

KANTOR, SEWELL & OPPENHEIMER, PA
Certified Public Accountants

Hollywood, Florida
July 23, 2004

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

Assets

	June 30, 2004	December 31, 2003 Restated
	(Unaudited)	(Audited)
Current assets
Cash	$661,144	$867,361
Accounts receivable, net	7,322,910	4,907,705
Inventory	15,427,926	13,058,839
Due from shareholder	—	550,000
Deferred tax asset	—	146,193
Prepaid expenses	1,059,825	754,289

Total current assets	24,471,805	20,284,387
Property and equipment, net	5,271,853	4,217,268
Other assets
Deposits	120,145	59,609
Deferred tax assets	76,972	101,205
Other receivables	113,473	69,370
Other assets	354,103	253,120

	664,693	483,304

	$30,408,351	$24,984,959

See notes to financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

Liabilities and Stockholders' Equity

	June 30, 2004	December 31, 2003 Restated
	(Unaudited)	(Audited)
Current liabilities
Accounts payable	$12,092,307	$9,859,161
Accrued expenses	209,644	137,292
Deferred tax liability	13,768	—
Current portion of lease payable	34,106	63,151
Current portion of notes payable—unrelated parties	34,458	42,719

Total current liabilities	12,384,283	10,102,323
Deferred tax liability—non current	—	148,594
Long term lease payable	156,835	149,183
Long term notes payable—related parties	338,662	338,662
Long term notes payable—unrelated parties	47,959	42,560
Long term loan payable	12,411,294	9,599,340

	12,954,750	10,278,339
Stockholders' equity
Preferred stock, $0.001 par value, 25,000,000 authorized; none issued	—	—
Common stock, $0.001 par value, 100 million shares authorized, 11,695,102 and 11,622,702 issued and outstanding	11,695	11,623
Additional paid in capital	4,594,256	4,306,153
Additional paid in capital—outstanding options	666,667	666,667
Accumulated deficit	(203,300)	(380,146)

	5,069,318	4,604,297

	$30,408,351	$24,984,959

See notes to financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the period ended June 30,
	Three months ended		Six months ended
	2004	2003	2004	2003
Revenue
Sales, net of discounts and returns	$11,616,257	$8,504,860	$21,172,404	$15,239,624
Cost of goods sold	7,144,406	5,012,000	12,954,820	9,091,608

Gross profit	4,471,851	3,492,860	8,217,584	6,148,016

Expenses
Payroll	1,736,098	1,248,358	3,344,143	2,431,763
Delivery	535,117	413,074	1,093,739	749,119
Lease expenses	390,810	198,254	753,738	332,634
Depreciation and amortization	236,138	158,603	450,638	295,127
General and administrative	276,862	188,331	547,149	334,902
Insurance	209,284	85,138	369,882	159,966
Sales expenses	245,989	147,041	445,551	229,300
Bad debts	22,598	50,570	45,209	53,817
Repairs and maintenance	129,837	87,808	230,522	170,293
Advertising	58,006	19,050	151,763	40,925
Travel and entertainment	88,535	75,653	177,142	130,112
Professional fees	81,455	113,795	164,561	237,742

	4,010,729	2,785,675	7,774,037	5,165,700

Income from operations	461,122	707,185	443,547	982,316
Other income/(expenses)
Interest expense	(139,111)	(98,632)	(261,377)	(174,581)
Other income (expense), net	23,823	(4,617)	30,276	(9,135)

	(115,288)	(103,249)	(231,101)	(183,716)

Income before taxes	345,834	603,936	212,446	798,600
Income tax (expense) benefit—deferred	84,400	(32,000)	(35,600)	(64,000)
Income tax—current	—	(65,000)	—	(65,000)

Net income	$430,234	$506,936	$176,846	$669,600

Earnings per share—basic	$0.04	$0.05	$0.02	$0.06
Earnings per share—diluted	$0.04	$0.04	$0.01	$0.06

See notes to financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
SIX MONTHS ENDED JUNE 30, 2003
(UNAUDITED)

	Common Stock
			Additional Paid in Capital	Subscription Receivable	Retained Earnings (Deficit)
	Shares	Amount				TOTAL
Balance, January 1, 2003	10,587,834	$10,588	$686,068	$—	$(184,740)	$511,916
Issuance of shares—private offering	136,668	136	409,864	—	—	410,000
Exercise of warrants ($3.00)	10,000	10	29,990	—	—	30,000
Issuance of shares to employees and directors for services rendered (SIP)	21,000	21	56,889	—	—	56,910
Issuance of shares—public offering	3,750	4	20,621	—	—	20,625
Cancellation of stock repurchase agreement	450,000	450	1,072,710	—	—	1,073,160
Net income					669,600	669,600

Balance, June 30, 2003 (Unaudited)	11,209,252	$11,209	$2,276,142	$—	$484,860	$2,772,211

See accompanying notes to financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
SIX MONTHS ENDED JUNE 30, 2004
(UNAUDITED)

	Common Stock			Additional Paid in Capital Outstanding Options
			Additional Paid in Capital		Retained Earnings (Deficit)
	Shares	Amount				TOTAL
Balance, January 1, 2004, as restated	11,622,702	$11,623	$4,306,153	$666,667	$(380,146)	$4,604,297
Exercise of warrants ($3.25)	45,500	45	147,830	—	—	147,875
Issuance of shares to consultants for services rendered ($5.99)	15,000	15	89,835	—	—	89,850
Issuance of shares to director	10,000	10	42,490	—	—	42,500
Issuance of shares to consultants for services rendered ($4.25)	2,000	2	8,498	—	—	8,500
Canceled shares	(100)	—	(550)	—	—	(550)
Net income					176,846	176,846

Balance, June 30, 2004 (Unaudited)	11,695,102	$11,695	$4,594,256	$666,667	$(203,300)	$5,069,318

See accompanying notes to financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended June 30,
	2004	2003
Cash flows from operating activities:
Net Income	$176,846	$669,600

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	450,638	295,127
(Gain) loss on asset disposal	21,533	5,352
Deferred taxes	35,600	—
Compensation in exchange for stock	140,300	—
Bad debt	45,209	53,817
(Increase) decrease in operating assets
Accounts receivable	(2,460,414)	(1,707,843)
Inventory	(2,369,087)	(4,874,201)
Prepaid expenses	(305,536)	(44,440)
Other assets	(247,134)	33,339
Increase (decrease) in operating liabilities
Accounts payable and accrued expenses	2,299,162	3,797,846
Other liabilities	6,335	39,735

Total adjustments	(2,383,394)	(2,401,268)

Net cash used in operating activities	(2,206,548)	(1,731,668)

Cash flows from investing activities:
Proceeds from sale of equipment	25,000	—
Acquisition of property and equipment
Displays and sample boards	(987,934)	(536,773)
Other property and equipment	(473,214)	(766,399)

Net cash used in investing activities	(1,436,148)	(1,303,172)

Cash flows from financing activities:
Proceeds from loans from related party	—	10,640
Proceeds from issuance of stocks	697,875	460,625
Proceeds from new borrowings	21,330,000	16,228,000
Payments to stockholder loans	—	(110,050)
Payments on new borrowings	(18,518,046)	(13,782,136)
Principal payment on notes payable and capital leases	(73,350)	(27,553)

Net cash provided by financing activities	3,436,479	2,779,526

Net decrease in cash and cash equivalents	(206,217)	(255,314)
Cash and cash equivalents, beginning of period	867,361	574,046

Cash and cash equivalents, end of period	$661,144	$318,732

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest expense	$261,377	$174,581

See notes to financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2004

NOTE 1    PRINCIPLES OF CONSOLIDATION

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, International Wholesale Tile, Inc. (IWT), IWT Tesoro International, Inc. (International), IWT Tesoro Transport, Inc. (Transport) and The Tile Club, Inc. (TCI), (collectively the "Company"). All significant inter-company balances and transactions have been eliminated.

NOTE 2    BASIS OF PRESENTATION

        The interim financial information included herein is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the Company's financial position, results of operations, changes in stockholders' equity and cash flows for the interim periods. All such adjustments are of a normal, recurring nature. The results of operations for the first six months of the year are not necessarily indicative of the results of operations which might be expected for the entire year.

        The accompanying consolidated financial statements of the Company have been prepared in accordance with the instructions to Form 10-Q and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with generally accepted accounting principles. It is suggested that these condensed financial statements should be read in conjunction with the Company's financial statements and notes thereto included in the Company's audited financial statements on Form 10-K for the fiscal year ended December 31, 2003.

NOTE 3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Stock Options

        The Company accounts for stock options under the provisions of Accounting Principles Board Opinion (APB) No. 25 Accounting For Stock Issued to Employees and related interpretations. Accounting for the issuance of stock options under the provisions of APB No. 25 typically does not result in compensation expense for the Company since the exercise price of options is normally established at the market price of the Company's common stock on the date granted. Statement of Financial Accounting Standards (SFAS) No. 123 Accounting for Stock-Based Compensation provides that the related expense may be recorded in the basic financial statements or the pro forma effect on earnings may be disclosed in the financial statements.

        A total of 50,000 options were granted to directors of the Company during the six months ended June 30, 2004. No options were granted during the six months ended June 30, 2003.

        The effect on net income (loss) and earnings per share if the Company had applied the fair value recognition provision of the SFAS No. 123, consisted of the following:

Six months ended June 30, 2004
Net income as reported	$176,846
Plus total stock-based compensation cost, net of related tax effects, included in the determination of net income as reported	42,500
Less stock-based compensation cost, net of related tax effects, determined under fair value based method for all awards	(97,063)

Pro-forma net income	$122,283

Basic earnings per share
As reported	$0.02
Pro-forma	$0.01
Diluted earnings per share
As reported	$0.02
Pro-forma	$0.01

        For the pro forma net income calculation in the preceding table, the fair value of each option on the date of grant was estimated using the Black-Scholes option-pricing model and the following assumptions for awards in 2004: dividend yields of .0 percent; expected volatility of 21.51 percent; risk-free interest rates of 2.20 percent; and expected lives of five years. Using these assumptions, the weighted average grant-date fair value per share of options granted in 2004 was $1.21.

Recent Accounting Pronouncements

        In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation as prescribed in SFAS No. 123. Additionally, SFAS No. 148 requires more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The provisions of this Statement are effective for fiscal years ending after December 15, 2002. Management does not expect the adoption of this Statement to have a material impact on the Company's financial condition or results of operations.

Earnings per Share

        Basic earnings per share are computed based on the weighted average number of common shares outstanding during each year. Diluted earnings per share are computed based on the weighted average number of common shares outstanding plus all potential dilutive common shares outstanding (stock options) during each year.

NOTE 4    INVENTORIES

        Inventories consisted of the following:

	June 30, 2004	December 31, 2003
		(as Restated)
Tiles	$13,567,305	$11,102,115
Inventory in transit	1,860,621	1,956,724

	$15,427,926	$13,058,839

        Inventory in transit consists of merchandise purchased overseas, which is not yet received in the warehouse. The Company obtains legal title at the shipping point. Inventory cost includes the purchase price and in-bound freight.

NOTE 5    DEPOSIT ON EXCLUSIVE AGREEMENT

        During February 2004, the Company entered into an agreement with an Italian supplier to develop an exclusive line of tile. The agreement required a deposit of $550,000, and the initial shipment is anticipated in July 2004.

NOTE 6    PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following:

	June 30, 2004	December 31, 2003
		(as Restated)
Furniture and fixtures	$397,100	$313,965
Machinery and equipment	520,976	477,996
Vehicles	214,942	211,215
Display boards	1,629,758	1,098,199
Sample boards	3,470,426	3,013,950
Computer equipment	350,984	323,010
Leasehold improvements	698,466	409,125

	7,282,652	5,847,460
Less accumulated depreciation	(2,010,799)	(1,630,192)

	$5,271,853	$4,217,268

        Depreciation expense for the six months ended June 30, 2004 and 2003 was $450,638 and $295,127, respectively.

NOTE 7    LOANS PAYABLE

        The Company has a loan and security agreement with a financial institution for a revolving line of credit with a maximum limit of $17,000,000. The agreement specifies that proceeds from this revolving credit loan be used for general working capital needs. All present and future assets of the Company collateralize this loan. The rate of interest in effect for this agreement is calculated with reference to the Base Rate and/or LIBOR (London Interbank Offered Rate). The balance due at June 30, 2004 and December 31, 2003 was $12,411,294 and $9,599,340, respectively.

        Base Rate advances bear a fluctuating interest rate per annum equal to prime plus 0.50%. LIBOR advances bear a fixed rate per annum equal to 3.00% plus the LIBOR for the applicable interest period. At June 30, 2004, the Base Rate and the LIBOR rate were 4.50% and 4.59%, respectively.

        The loan and security agreement contains certain covenants, which include financial covenants that require the Company to maintain a certain leverage ratio, a required minimum fixed charge coverage ratio, and a certain inventory turnover ratio. At June 30, 2004, the Company is in compliance with the covenants set forth with the financial institution.

        For the six months ended June 30, 2004 and 2003, interest expense related to the credit lines amounted to $257,987 and $143,534, respectively.

NOTE 8    STOCKHOLDERS' EQUITY

Common Stock

        During the six months ended June 30, 2004, the Company issued 45,500 shares of common stock pursuant to warrants exercised at $3.25 per share, for a total of $147,875.

        During the six months ended June 30, 2004, the Company issued 17,000 shares of common stock to consultants for services rendered, based on the trading price at the date of issuance, for a total of $98,350, resulting in an immediate charge to operations.

        On May 26, 2004, the Company issued 10,000 shares of common stock to a director under the Stock Incentive Plan for services rendered, based on the contemporaneous trading price, for a total of $42,500, resulting in an immediate charge to operations.

        In March 2004, the Company received $550,000 as full payment on a subscription receivable outstanding at December 2003.

NOTE 9    SEGMENT INFORMATION

        The Company manages its operations as one segment and all revenue is derived from customers in the United States.

NOTE 10    NEW SUBSIDIARY

        Subsequent to the fiscal quarter ended March 31, 2004, the Company organized The Tile Club, Inc. (TCI). TCI will license the distribution rights to designer and artistic based decorative wall tiles.

NOTE 11    RESTATEMENTS

        The Company will restate the consolidated balance sheet at December 31, 2003 and the consolidated statements of operations, stockholders' equity and cash flows for the year then ended. The restatement is being made to reflect the proper accounting in accordance with accounting principles generally accepted in the United States in connection with options granted to four executive officers and to reflect the impairment of certain sample boards identified as a result of additional auditing procedures.

        The effect on the financial statements of the Company is as follows:

	As Restated	As Originally Reported
Accumulated deficit—December 31, 2002	$(184,740)	$(184,740)
Net Income (Loss)	(195,406)	436,305

Retained Earnings (Deficit)—December 31, 2003	$(380,146)	$251,565

        No dealer, sales representative, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Tesoro. This Prospectus does not constitute an offer or any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

IWT TESORO CORPORATION

10,351,000 Shares of Common Stock

Prospectus

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Subject to future contingencies, the following expenses are anticipated in relationship to this offering, all of which will be paid by us:

Expenses	Dollar Amount
Auditing Expenses	$5,000.00
Legal Expenses	$15,000.00
SEC Registration Fees	$4,004.04
Miscellaneous Costs	$3,995.96

TOTAL	$28,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our bylaws provide that our Officers and Directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that persons duties is found by a court of law. Nevada's General Corporation Law also provides that "to the extent that a Director, Officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

        Additionally, we have entered into Indemnity Agreements with each of our Directors and Executive Officers. The Indemnity Agreement provisions are similar to those set forth in our Bylaws. These agreements provide, among other things, that so long as

  •
  an indemnified party's actions are not in violation of Section 16(b) of the Exchange Act,

  •
  an indemnified party is not judged to have been knowingly fraudulent, dishonest or whose misconduct was willful, or

  •
  if law prohibits the indemnification

then an indemnified party is indemnified against all expenses, costs and penalties, so long as the party is acting in his or her fiduciary capacity for or on behalf of Tesoro in good faith.

        Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        For the last three years, we issued unregistered shares of our common stock in the transactions listed below. We believe the following transactions were exempt from registration pursuant to Section 4(2) of the Securities Act because each was a transaction by us not involving a public offering. The investors in the transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the shares they acquired. All investors also represented that each was an accredited investor, as that term is defined pursuant to Regulation D of the Securities Act. Each had access to information, including financial information, about us and was allowed to ask questions of management. None of these transactions involved any underwriters, underwriting discounts or commissions.

        In May 2002, we sold 100,000 shares of our common stock to Mentus Consulting, LLC a company controlled by Henry J. Boucher, Jr., our President and Chief Executive Officer for a total of $20,000.

        On October 1, 2002, we issued an aggregate of nine million shares of our common stock to the then three shareholders of International Wholesale Tile, Inc., now one of our wholly owned subsidiaries, in consideration for all of IWT's outstanding stock.

        On October 4, 2002, we issued 15,000 shares of our common stock in exchange for $5,000 of legal fees.

        On October 15, 2002, we issued 10,000 shares of our common stock in exchange for financial advisory services.

        Between October 15, 2002 and March 31, 2003, we sold an aggregate of 191,000 units for a total of $573,000. Each unit consists of one share of common stock and warrants to purchase 1 1/2 shares initially at $3.00 per share. The price of the warrants will increase by $.25 per share at the beginning of each calendar quarter following the first public sale of our common stock. Included in the group of accredited investors were two of our outside Board members, Carl Anderson and James Edwards who purchased 20,000 units and 10,000 units, respectively, on the same terms and conditions as all other investors in this offering.

        In December 2003, we completed a private offering of unregistered securities and signed a subscription agreement with an accredited investor to purchase 100,000 units at $5.50 per Unit. Each unit consisted of 100,000 shares of common stock and warrants to purchase 100,000 shares at $7.00 per share at $5.50 per unit. In addition, the investor signed a stock pledge agreement and a promissory note for the $550,000, plus $3.0 interest per year that matures on June 30, 2004, which was paid in full on a timely basis. The proceeds were used for inventory and working capital purposes.

        On February 17, 2004, Tesoro issued 15,000 shares of common stock valued at $5.99 per share, based on the trading price of the shares on the date issued, for a total of $89,850 to a consultant.

        During the six months ended June 20, 2004, Tesoro issued 45,500 shares of common stock in connection with warrants exercised at $3.25 per share for a total of $147,875. The exercise warrants were received in connection October-March 2003 offering.

        In August 2004, we issued a total of 500 shares to two accredited investors who are IWT customers, based on a fair market value of $3.75 per share, in consideration for past loyalty.

ITEM 16. Exhibits

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation (filed as an Exhibit to the Company's Form 10-SB, filed with the Securities and Exchange Commission on August 7, 2000)
3.1.1
Articles of Amendment to Articles of Incorporation dated September 23, 2002 (filed as an Exhibit to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002)
3.2.1	Bylaws (filed as an Exhibit to the Company's Form 10-SB, filed with the Securities and Exchange Commission on August 7, 2000)
3.2.2	Amended and Restated Bylaws (filed as an Exhibit to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2003)
3.3.1	Specimen Stock Certificate (filed as an Exhibit to the Company's Form 10-SB, filed with the Securities and Exchange Commission on August 7, 2000)
3.3.2	Audit Committee Charter (filed as an Exhibit to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2003)
3.3.3	Compensation Committee Charter (filed as an Exhibit to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2003)
3.3.4	Nominating And Governing Committee Charter (filed as an Exhibit to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2003)
3.4.1	Code of Ethics for Senior Financial Officers (filed as an Exhibit to the Company's Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
4.1.1	Form of Warrant Agreement (filed as an Exhibit to the Company's Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
4.1.2	Form of Stock Certificate (filed as an Exhibit to the Company's Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
4.1.3	Form of Lock-Up Agreement (filed as an Exhibit to the Company's Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
5.1	Opinion re: Legality by Gayle Coleman, P.A.*
10.1	Agreement With Peter Goss (filed as an Exhibit to the Company's Form 10-SB, filed with the Securities and Exchange Commission on August 7, 2000)
10.2	Stockholders Agreement (filed as an Exhibit to the Company's Form 10-SB, filed with the Securities and Exchange Commission on August 7, 2000)
10.3	2001 Ponca Acquisition Corporation Stock Incentive Plan. (filed as an Exhibit to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on September 11, 2002)
10.4
Employment Agreement Between Ponca Acquisition Corporation And Henry Jr. Boucher, Jr. Dated As Of December 29, 2002 (filed as an Exhibit to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on September 11, 2002)

10.5
Memorandum Of Understanding Between Ponca Acquisition Corporation And The Stockholders Of International Wholesale Tile, Inc. (filed as an Exhibit to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on September 11, 2002)
10.6
Stock Purchase Agreement Among The Stockholders Of International Wholesale Tile, Inc., and IWT Tesoro Corporation effective October 1, 2002 (filed as an Exhibit on Form 8-K, filed with the Securities and Exhibit Commission on October 15, 2002).
10.7	Termination Of Stockholders Agreement (filed as an Exhibit to the Company's Report on Form 8-K/A, filed with the Securities and Exchange Commission on February 4, 2003)
10.8	Repurchase Agreement (filed as an Exhibit to the Company's Report on Form 8-K/A, filed with the Securities and Exchange Commission on February 4, 2003)
10.9	Form of Indemnity Agreement (filed as an Exhibit to the Company's Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
10.00
Employment Agreement between International Wholesale Tile, Inc. and Forrest P. Jordan (exhibits omitted) (filed as an Exhibit to the Company's Registration Statement, filed with the Securities and Exchange Commission on May 21, 2003)
10.11
Employment Agreement between International Wholesale Tile, Inc. and Paul F. Boucher (this document is omitted as it is substantially similar to Forrest P. Jordan's Employment Agreement with the exception of the employee's name and address)
10.12
Employment Agreement between International Wholesale Tile, Inc. and Grey Perna (this document is omitted as it is substantially similar to Forrest P. Jordan's Employment Agreement with the exception of the employee's name and address)
10.13
Subordination Agreement between Congress Financial Corporation (Florida). and Forrest P. Jordan (filed as an Exhibit to the Company's Registration Statement, filed with the Securities and Exchange Commission on May 21, 2003)
10.14
Subordination Agreement between Congress Financial Corporation (Florida). and Paul F. Boucher (this document is omitted as it is substantially similar to Forrest P. Jordan's Subordination Agreement with the exception of the employee's name and address)
10.15
Subordination Agreement between Congress Financial Corporation (Florida). and Grey Perna (this document is omitted as it is substantially similar to Forrest P. Jordan's Subordination Agreement with the exception of the employee's name and address)
10.16
Termination of Repurchase Agreement dated June 26, 2003 between IWT Tesoro Corporation and Forrest P. Jordan (filed as an Exhibit to the Company's Form 8-K, filed with the Securities and Exchange Commission on June 26, 2003).
10.17
Termination of Repurchase Agreement dated June 26, 2003 between IWT Tesoro Corporation and Paul F. Boucher (this document is omitted as it is substantially similar to Forrest P. Jordan's Termination of Repurchase Agreement with the exception of the name and address) (filed as an Exhibit to the Company's Form 8-K, filed with the Securities and Exchange Commission on June 26, 2003).

10.18
Termination of Repurchase Agreement dated June 26, 2003 between IWT Tesoro Corporation and Grey Perna (this document is omitted as it is substantially similar to Forrest P. Jordan's Termination of Repurchase Agreement with the exception of the name and address) (filed as an Exhibit to the Company's Form 8-K, filed with the Securities and Exchange Commission on June 26, 2003).
16.2	Letter regarding change in Certifying Accountants (filed as an Exhibit to the Company's Report on Form 8-K/A filed with the Securities and Exchange Commission on March 2, 2004).
21.	Subsidiaries of Registrant*
23.1	Consent of Kantor, Sewell and Oppenheimer, LLP*
23.2	Consent of Gayle Coleman, P.A. (Contained in Exhibit 5.1)*
32.2	Certification of Forrest P. Jordan, Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act.
99.1	MRS' Letter To The Securities And Exchange Commission. (filed as an Exhibit to the Company's Report on Form 8-K/A, filed with the Securities and Exchange Commission on October 8, 2002)
99.2	Letter from Peter Goss regarding fiscal year end (filed as an Exhibit to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on October 15, 2002)

*
Filed herewith.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is first declared effective.

        (3)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (5)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the registrant pursuant to the provisions of its Charter or By-laws or the Pennsylvania Business Corporation Law of 1988 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, Officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and each amendment thereto and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Westport, CT on September 24, 2004.

IWT TESORO CORPORATION

By:	/s/ HENRY J. BOUCHER, JR. Henry J. Boucher, Jr., Principal Executive Officer

By:	/s/ FORREST JORDAN Forrest Jordan Principal Accounting Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ HENRY J. BOUCHER, JR. Henry J. Boucher, Jr.	Principal Executive Officer, Director	September 24, 2004
/s/ FORREST JORDAN Forrest Jordan	Chief Accounting Officer, Director	September 24, 2004
/s/ CARL G. ANDERSON, JR. Carl G. Anderson, Jr.	Director	September 24, 2004
/s/ PAUL F. BOUCHER Paul F. Boucher	Director	September 24, 2004
/s/ JAMES R. EDWARDS James R. Edwards	Director	September 24, 2004
/s/ JOSEPH A. EQUALE Joseph A. Equale	Director	September 24, 2004
/s/ GREY PERNA Grey Perna	Director	September 24, 2004

/s/ ROBERT ROGERS Robert Rogers	Director	September 24, 2004
/s/ ALLEN G. ROSENBERG Allen G. Rosenberg	Director	September 24, 2004

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IWT TESORO CORPORATION 10,351,000 Shares of Common Stock

PROSPECTUS SUMMARY
SUMMARY FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
MARKET PRICE AND DIVIDEND INFORMATION
DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS
SELECTED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
DESCRIPTION OF OUR BUSINESS
DESCRIPTION OF OUR PROPERTIES
LEGAL PROCEEDINGS
OUR MANAGEMENT
EXECUTIVE COMPENSATIONN
OUR PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
DESCRIPTION OF OUR CAPITAL SECURITIES
OUR SELLING STOCKHOLDERS
ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF NEVADA LAW AND OUR GOVERNING DOCUMENTS
DISCLOSURE OF THE SEC'S POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
PLAN OF DISTRIBUTION
SHARES ELIGIBLE FOR FUTURE SALE
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2003 AND 2002 Assets
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2003 AND 2002 Liabilities and Stockholders' Equity
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS YEARS ENDED DECEMBER 31,
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY YEAR ENDED DECEMBER 31, 2001
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY YEAR ENDED DECEMBER 31, 2002
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY YEAR ENDED DECEMBER 31, 2003
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31,
IWT TESORO CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) SIX MONTHS ENDED JUNE 30, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS Assets
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS Liabilities and Stockholders' Equity
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY SIX MONTHS ENDED JUNE 30, 2003 (UNAUDITED)
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED)
IWT TESORO CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
IWT TESORO CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) SIX MONTHS ENDED JUNE 30, 2004
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 16. Exhibits
  ITEM 17. UNDERTAKINGS
SIGNATURES